Exhibit 10.15

DocuSign Envelope ID: A35B0BFB-88D9-451B-8E83-04F4C375245E

AMENDMENT OF SOLICITATION/MODIFICATION OF CONTRACT

1. CONTRACT ID CODE		PAGE OF PAGES	1 4
2. AMENDMENT/MODIFICATION NO. P00006	3. EFFECTIVE DATE See Block 16C	4. REQUISITION/PURCHASE REQ. NO. OS299117	5. PROJECT NO. (If applicable)
6. ISSUED BY CODE ASPR-BARDA		7. ADMINISTERED BY (If other than Item 6) CODE	

6. ISSUED BY: ASPR-BARDA
200 Independence Ave., S.W.
Room 640-G
Washington DC 20201

8. NAME AND ADDRESS OF CONTRACTOR (No., street, county, State and ZIP Code)
SPECTRAL MD, INC. 1178833
SPECTRAL MD, INC. 2515 MCKINNE
2515 MCKINNEY AVE STE 1000
DALLAS TX 752012150

CODE 1178833 | FACILITY CODE

(x) 9A. AMENDMENT OF SOLICITATION NO.

9B. DATED (SEE ITEM 11)

x 10A. MODIFICATION OF CONTRACT/ORDER NO. 75A50119C00033

10B. DATED (SEE ITEM 13) 07/01/2019

11. THIS ITEM ONLY APPLIES TO AMENDMENTS OF SOLICITATIONS

☐ The above numbered solicitation is amended as set forth in Item 14. The hour and date specified for receipt of Offers ☐ is extended. ☐ is not extended.
Offers must acknowledge receipt of this amendment prior to the hour and date specified in the solicitation or as amended , by one of the following methods: (a) By completing Items 8 and 15, and returning ________ copies of the amendment; (b) By acknowledging receipt of this amendment on each copy of the offer submitted ; or (c) By separate letter or electronic communication which includes a reference to the solicitation and amendment numbers. FAILURE OF YOUR ACKNOWLEDGEMENT TO BE RECEIVED AT THE PLACE DESIGNATED FOR THE RECEIPT OF OFFERS PRIOR TO THE HOUR AND DATE SPECIFIED MAY RESULT IN REJECTION OF YOUR OFFER. If by virtue of this amendment you desire to change an offer already submitted , such change may be made by letter or electronic communication, provided each letter or electronic communication makes reference to the solicitation and this amendment, and is received prior to the opening hour and date specified.

12. ACCOUNTING AND APPROPRIATION DATA (If required)
2022.1992022.25106 Net Increase: $8,227,212.00

13. THIS ITEM ONLY APPLIES TO MODIFICATION OF CONTRACTS/ORDERS. IT MODIFIES THE CONTRACT/ORDER NO. AS DESCRIBED IN ITEM 14.

CHECK ONE	
	A. THIS CHANGE ORDER IS ISSUED PURSUANT TO: (Specify authority) THE CHANGES SET FORTH IN ITEM 14 ARE MADE IN THE CONTRACT ORDER NO. IN ITEM 10A.
	B. THE ABOVE NUMBERED CONTRACT/ORDER IS MODIFIED TO REFLECT THE ADMINISTRATIVE CHANGES (such as changes in paying office, appropriation data, etc.) SET FORTH IN ITEM 14, PURSUANT TO THE AUTHORITY OF FAR 43.103(b).
X	C. THIS SUPPLEMENTAL AGREEMENT IS ENTERED INTO PURSUANT TO AUTHORITY OF: 43.103(a) Mutual Agreement of the Parties and the Changes Clause 52.243-2 Alt V
	D. OTHER (Specify type of modification and authority)

E. IMPORTANT: Contractor ☐ is not ☒ is required to sign this document and return 1 copies to the issuing office.

14. DESCRIPTION OF AMENDMENT/MODIFICATION (Organized by UCF section headings, including solicitation/contract subject matter where feasible.)
Tax ID Number: 26-4412146
DUNS Number: 829852339
This Modification is to (1) add a new statement of work and (2) add funding in the amount of $8,227,212 to pay for additional clinical studies in the new SOW.
A new period of performance is provided to agree with the new SOW.
FUNDS ALLOTED PRIOR TO MODIFICATON 00006 : $39,418,684
FUNDS ALLOTED WITH THIS MODIFICATION: $8,227,212 (changed)
TOTAL FUNDS ALLOTED TO DATE: $47,645,896 (changed)
CONTRACT FUNDED THROUGH: September 30, 2023
Appr. Yr.: 2022 CAN: 1992022 Object Class: 25106
Period of Performance: 08/26/2022 to 09/30/2023
Continued ...

Except as provided herein, all terms and conditions of the document referenced in Item 9 A or 10A, as heretofore changed, remains unchanged and in full force and effect.

15A. NAME AND TITLE OF SIGNER (Type or print) Wensheng Fan CEO		16A. NAME AND TITLE OF CONTRACTING OFFICER (Type or print) JONATHAN F. GONZALEZ	
15B. CONTRACTOR/OFFEROR DocuSigned by: Wensheng Fan (Signature of person authorized to sign)	15C. DATE SIGNED 8/26/2022	16B. UNITED STATES OF AMERICA Jonathan F. Gonzalez -S Digitally signed by Jonathan F. Gonzalez -S Date: 2022.08.26 17:17:37 -04'00' (Signature of Contracting Officer)	16C. DATE SIGNED

Previous edition unusable

STANDARD FORM 30 (REV. 11/2016)
Prescribed by GSA FAR (48 CFR) 53.243

DocuSign Envelope ID: A35B0BFB-88D9-451B-8E83-04F4C375245E

CONTINUATION SHEET REFERENCE NO. OF DOCUMENT BEING CONTINUED 75A50119C00033/P00006 PAGE 2 OF 4

NAME OF OFFEROR OR CONTRACTOR
SPECTRAL MD, INC. 1178833

ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)
	Add Item 4 as follows:				
4	ASPR-22-01729 Exercising Option 1B MOD for Spectral MD under contract 75A50119C00033				8,227,212.00

NSN 7540-01-152-8067

OPTIONAL FORM 336 (4-86)
Sponsored by GSA
FAR (48 CFR) 53.110

Contract No. 75A50119C00033 Modification No. P00006	Continuation Sheet Block 14	Page 3 of 4

Beginning with the effective date of this modification, the contract is modified as follows:

1.	ARTICLE B.2 BASE PERIOD is hereby deleted in its entirety and replaced as follows:

a.	The estimated cost of this contract is $91,684,386

b.	FIXED FEE: The fixed fee for this contract is $5,246,532. The fixed fee shall be paid to contractor on a pro-rated monthly basis determined by the number of months in a given CLIN and subject to the withholding provisions of the clauses ALLOWABLE COST AND PAYMENT and FIXED FEE referenced in the General Clause Listing in Part II, ARTICLE I.1. of this contract.

c.	The total estimated amount of the contract, represented by the sum of the estimated cost plus the fixed fee, is $96,930,918.

CLIN	Period of Performance	Supplies and Services	Cost	Fee	Not to Exceed Total
0001	Base Period 7/1/2019 to 5/1/2021	ePOC Clinical Studies, Device Design/Selection, Algorithm Training Study Design	$25,790,834	$1,547,450	$27,338,284

1.	ARTICLE B.3.1 COST REIMBURSMENT OPTIONS is hereby deleted in its entirety and replaced as follows:

a.	The contract includes optional, cost reimbursement CLINs. The Government may exercise Option Periods in accordance with FAR 52.217-9 Option to Extend the Term of the Contract (March 2000), as set forth in Section I of the contract.

b.	Unless the government exercises its option pursuant to the option clause contained in ARTICLE I.2, the contract consists only of the Base Work segment specified in the Statement of Work as defined in SECTONS C and F, for the price set forth in ARTICLE B.2 of the contract.

c.	The Government may modify the contract unilaterally and require the contractor to provide supplies and services for Option Periods listed below, in accordance with FAR 52.217-9.

Contract No. 75A50119C00033 Modification No. P00006	Continuation Sheet Block 14	Page 4 of 4

d.	If the Government decides to exercise an option(s), the Government will provide the Contractor a preliminary written notice of its intent as referenced in the clause. Specific information regarding the time frame for this notice is set forth in the OPTION CLAUSE Article in SECTION G of this contract. The estimated cost of the contract will be increased as set forth below:

Option	CLIN	Period of Performance	Supplies/Services	Cost	Fee	Not to Exceed Total
			Option 1A Period: Development of the DeepView Burn Wound Imaging Device Algorithm: Training Clinical Study, Completed Design implementation of ML algorithm, hardware, and software,
1A	0002	05/02/2021 to		$19,466,299	$1,167,978	$20,634,277
		12/31/2022				Funded

			Option 1B Period: Finalize design of the DV-SSP device, complete DV-SSP validation and verification, in preparation for validation study. Receive FDA feedback on S006 pre- submission.
1B	0003	09/01/2021 to
		12/31/2022		$17,721,138	$1,063,268	$18,784,407 Funded

			Additional Support for Pediatric Studies and Manufacturing needed to complete above 1B Period tasks
1B		08/26/2022 to		$8,001,644	$225,568	$8,227,212
Addition	0003	09/30/2023				Funded with
						this action

2	0004	10 /01/2023 to 06/30/2024	Option 2 Period: Device Validation Clinical Study, Regulatory Submission, Product Launch Plan	$20,704,470	$1,242,268	$21,946,738

		TOTALS	Base + options			$96,930,918

Section J

Attachment 1 (Statement of Work) is deleted and replaced with the attached Statement of Work dated June 2, 2022 (72 pages).

Contractor’s Statement Of Release

By signing this modification, the Contractor hereby releases the Government from any and all liability under this contract for further equitable adjustments attributable to such fact or circumstance giving rise to this modification.

ALL OTHER TERMS AND CONDITIONS REMAIN UNCHANGED.

END OF MODIFICATION NO. 00006

ATTACHMENT 1

BARDA Broad Agency Announcement (BAA)
(Solicitation # BAA-18-100-SOL-00003)
(DEEPVIEW SNAPSHOT PORTABLE)

Topic Area of Interest No. (#6), Burn Medical Countermeasures
Contractual Statement of Work

April 15, 2019 (Revised June 2, 2022)

PREAMBLE

Independently and not as an agency of the Government, the Contractor shall be required to furnish all the necessary services, qualified personnel, material, equipment, and facilities, not otherwise provided by the Government, as needed to perform the Statement of Work submitted in response to the BARDA Broad Agency Announcement (BAA) BARDA BAA-18-100-SOL-00003.

The Government reserves the right to modify the milestones, progress, schedule, budget, or deliverables to add or delete deliverables, process, or schedules if the need arises. Because of the nature of this research and development (R&D) contract and the complexities inherent in this and prior programs, at designated milestones the Government will evaluate whether work should be redirected, removed, or whether schedule or budget adjustments should be made. The Government reserves the right to change the product, process, schedule, or events to add or delete part or all of these elements as the need arises.

Overall Objectives and Scope

The overall objective of this contract is to advance the development of “DeepView SnapShot Portable” as a Portable Optical Imaging Device and Machine Learning Algorithm to classify burn wound healing potential in mass casualty and conventional burn injuries. The scope of work for this contract includes preclinical, clinical and manufacturing development activities that fall into the following areas: non-clinical efficacy studies; clinical activities; manufacturing activities; and all associated regulatory, quality assurance, management, and administrative activities. The Research and Development (R&D) effort for the DeepView SnapShot Portable will progress in specific stages that cover the base performance segment (I) and two option segments (II and III) as specified in this contract. The Contractor must complete specific tasks required in each of the three (3) discrete work segments. The scope of work has been broken into the following three phases which are discrete work segments:

I.	Expanded Proof-of-Concept (ePOC) Clinical Study

II.	Algorithm Training Clinical Study

III.	Device Validation Clinical Study

1.	BASE PHASE (PHASE I: EXPANDED PROOF-OF-CONCEPT CLINICAL STUDY)

Spectral MD (SMD) shall complete the following tasks as outlined below in order to complete the contract deliverables. The list of associated deliverables is provided in Table 4. The list of Go/No-Go Decision gates is provided in Table 5.

1.1	Program Management (WBS 1.1)

The Contractor shall provide for the following as outlined below and in the contract deliverables list (Article F.2):

1.1.1	Project Initiation and Planning

1.1.1.1	Crossed Linked SOW and WBS

SMD shall prepare and maintain a Work Breakdown Structure (WBS) agreed upon by the Government for reporting on the contract. SMD shall expand and delineate the contract Work Breakdown Structure to a level agreed upon by the government as part of their Integrated Master Plan for contract reporting. The WBS shall be discernable and consistent, and crossed linked with the Statement of Work (SOW). The Contract Officer (CO) may require SMD to furnish WBS data at the work package level or at a lower level if there is significant complexity and risk associated with the task. SMD shall prepare and maintain a responsibility matrix outlining responsibility for key activities and deliverables defined in the agreed- upon SOW.

1.1.1.2	IMS Preparation

Within 90 calendar days of the effective date of the contract, SMD shall submit a first draft of an updated Integrated Master Schedule (IMS) to the Contracting Officer (CO) and Contracting Officer’s Representative (COR) for review and comment. The IMS will be used to monitor performance of the contract. SMD shall include the key milestones and Go/No-Go Decision Gates as defined in the agreed- upon SOW.

1.1.1.3	EVMS Framework Establishment

SMD shall enlist professionals with experience in Earned Value Management System (EVMS) reporting to design and implement the framework for EVMS federal reporting in compliance with the earned value Management BARDA guidelines (EVM Lite guidelines).

1.1.1.4	Risk Management Plan Preparation

SMD shall develop a risk management plan within 90 days of contract award highlighting potential problems and/or issues that may arise during the life of the contract; their impact on cost, schedule, and performance; and appropriate remediation plans. This plan should reference relevant WBS elements where appropriate. Updates to this plan shall be included, at a minimum, on a quarterly basis (every three months) in the monthly Project Status Report.

1.1.1.5	Project Monitoring and Tracking

SMD shall monitor and track day to day progress of all project activities, including subcontractor and consultants, update timelines. SMD will hold internal meetings for status updates and when project decisions are needed and SMD shall document decisions and key takeaways in meeting minutes to be kept as records in the project management folder.

The SMD Senior Project Manager shall coordinate monthly teleconferences with the BARDA Project Coordinating Team (PCT). The Senior Project Manager shall be responsible for providing any presentation materials and agenda to the BARDA CO/COR no later than 2 business days before the meeting. In addition, the SMD Senior Project Manager shall be responsible for providing meeting minutes to the BARDA CO/COR no later than 5 business days after conclusion of the meeting.

The SMD Senior Project Manager shall be responsible for holding “touch base” teleconferences with the BARDA CO/COR to occur bi-weekly, which can be adjusted as necessary. The SMD Senior Project Manager shall provide project task updates using the template to be provided by the BARDA COR/CO (Meeting summary can be provided by the Senior Project Manager via email as necessary and formal meeting minutes may not be required unless specified by the BARDA COR).

1.1.2	Federal Reporting

The Senior Project Manager will be the main liaison point of contact responsible for effective communication with the CO and the COR. All contractual documentation and BARDA requests for information and regular project status updates shall be submitted by the Senior Project Manager by email to the CO and COR as well as uploaded in eRoom.

1.1.2.1	EVMS and Financial Tracking

SMD shall utilize Project Progress Management tools/techniques to track and monitor the cost and schedule of the project. SMD and the government agree that at a minimum, SMD shall utilize the cost and schedule tools/techniques in the contract deliverables list (see Table 4) for project management purposes. SMD shall submit the project progress management report to the CO and COR on a monthly basis. EVMS Lite will be used for measuring the progress and performance of the project.

1.1.2.2	Integrated Master Plan

The Senior Project Manager will maintain the Integrated Master Schedule and WBS to ensure it reflects the scope and timeline as agreed by BARDA. The Integrated Master Plan shall include key milestones with “Go/No-Go” decision criteria (entrance and exit criteria for each phase of the project). The project plan should include, but not be limited to, milestones in manufacturing, non-clinical and clinical studies, and regulatory submissions.

1.1.2.3	Contract Modification Requests, SOW and WBS

During the course of contract performance, in response to a need to change IMS activities as baselined, SMD shall submit a Deviation Report. This report shall request a change in the agreed upon IMS and timelines. This report shall include: (i) discussion of the rationale/justification for the proposed change; (ii) options for addressing the needed changes from the agreed upon timelines, including a cost-benefit analysis of each option; and (iii) recommendations for the preferred option that includes a full analysis and discussion of the effect of the change on the entire product development program, timelines, and budget. The Senior Project Manager shall prepare and submit contract modification requests when necessary. Upon approval of BARDA, the Senior Project Manager shall update the SOW to ensure that it reflects the project scope as agreed upon with BARDA.

1.1.2.4	Risk Management Plan

The Senior Project Manager shall maintain and manage the risk management plan to ensure it includes project risks per the approved project scope as agreed by BARDA, and proposes mitigation plan for each risk.

1.1.2.5	Monthly Reports, Financial Reports and Invoices

SMD shall deliver one invoice on a monthly basis to include all Costs and a Project Status Report. The monthly reports shall address the items below cross referenced to the SOW, WBS, IMS, and EVM or other Project Management Plan tool(s):

i.	Executive summary highlighting the progress, issues, and relevant manufacturing, non-clinical, clinical, and regulatory activities;

ii.	Progress in meeting contract milestones, detailing the planned progress and actual progress during the reporting period, explaining any differences between the two and corrective steps;

iii.	Updated IMS;

iv.	Updated EVM/other Project Monitoring Tool(s);

v.	Updated Risk Management Plan (every three months);

vi.	Three-month rolling forecast of planned activities;

vii.	Progress of regulatory submissions; and

viii.	Estimated and actual expenses.

1.1.2.6	PCT Reporting

SMD shall participate in regular meetings to coordinate and oversee the contract effort conjointly with the CO and COR. Such meetings may include, but are not limited to, meeting of SMD and subcontractors to discuss clinical manufacturing progress, product development, scale-up manufacturing development, preclinical/clinical study designs and regulatory issues; meetings with individual contractors and other government officials to discuss the technical, regulatory, and ethical aspects of the program; and meetings with technical consultants to discuss technical data provided by SMD estimated and actual expenses.

The SMD Senior Project Manager shall coordinate monthly teleconferences with the BARDA Project Coordinating Team (PCT) to occur once a month, which can be adjusted as necessary. The Senior Project Manager shall be responsible for providing any presentation materials and agenda to the BARDA CO/COR no later than 2 business days before the meeting. In addition, the SMD Senior Project Manager shall be responsible for providing meeting minutes to the BARDA CO/COR no later than 5 business days after conclusion of the meeting.

The SMD Senior Project Manager shall be responsible for holding “touch base” teleconferences with the BARDA CO/COR to occur at least bi-weekly, which can be adjusted as necessary. The SMD Senior Project Manager shall provide project task updates using the template to be provided by the BARDA COR/CO (Meeting summary can be provided by the Senior Project Manager via email as necessary and formal meeting minutes may not be required unless specified by the BARDA COR).

All contractual documentation and BARDA requests for information and regular project status updates shall be submitted by the Senior Project Manager by email.

1.1.3	Operations Management

1.1.3.1	Administrative and Legal Support

The project management team and legal staff will be responsible for developing and managing compliant subcontracts, consulting, and other legal agreements.

1.1.3.2	Contractual Data Management

SMD shall develop and implement a data management process including transmission, storage, confidentiality, and retrieval of all contractual data.

1.1.3.3	Procurement and vendor management.

SMD will track and manage purchases of material and supplies in scope of the contract and required to complete activities and deliverables within the scope of work for the Base period.

1.1.3.4	Accounting and Financial Tracking

The financial team and program management will be responsible for financial management and tracking on all activities conducted by SMD and any subcontractors.

1.1.3.5	Hiring

SMD will conduct activities to recruit, hire, and train personnel that are required to complete the contract work effort within schedule and within budget.

1.1.3.6	Project Communication

All communication between BARDA and SMD in regards to this SOW shall be the responsibility of the Senior Project Manager and always involve the BARDA COR/CO. The Senior Project Manager can include other SMD project members or delegate responsibilities to qualified individuals she if is not available. If it is not possible to involve the BARDA CO/COR due to a legitimately urgent deadline, the Senior Project Manager shall be responsible for providing the details of the communication to the BARDA COR/CO by email at her soonest availability which shall include a summary of the discussion and the list of all individuals involved.

1.1.4	Next Phase Planning

1.1.4.1	IPR

Upon completion of all deliverables and scope under the Base funding period, SMD shall prepare a technical progress report to summarize results achieved during this period, as well as challenges and lessons learned. Upon approval of the report by BARDA, SMD will prepare slides to be presented during an In-Process-Review (IPR) or Programmatic Review with BARDA. These meetings will be attended by BARDA, SMD, and other parties as necessary and take place either in person or via teleconference as determined by BARDA.

1.1.4.2	Next Phase Planning and Development

Upon IPR or Programmatic Review approval BARDA will issue directions to proceed. Pursuant to such directions, SMD will prepare a proposal for the next funding period (Option 1 and an update to the whole contract) and provide all justifications as requested by the Government.

1.2	Regulatory (WBS 1.2)

All intended submissions to FDA by SMD shall be provided to BARDA CO/COR for review at least 5 business days prior to SMD’s intended submission date. SMD shall make BARDA aware of any correspondence to/from FDA in real-time for any matter regarding this SOW.

1.2.1	Regulatory Plan and Data Development Plan

A document containing the current overview of the Regulatory Plan for the proposed device will be drafted. This plan will contain a brief overview of our past FDA-CDRH communications and a timeline that projects the future FDA-CDRH communications and their purpose for the remainder of the development activities of the proposed device.

Additionally, SMD will revise the Data Development Plan based on feedback received from FDA-CDRH on Dec 20, 2018. The updated document will include clinical workflows and information about integration of the device into the clinical workflow in SMD’s future submission. This document will also clarify how SMD will collect more than one image of a study burn and how it will be addressed in the data analysis. Per FDA-CDRH request, the revised Data Development Plan will also include a list of the nonclinical testing that will be performed prior to premarket submission to the FDA.

In the revised Data Development Plan, SMD shall recommend the Validation Study endpoint be based on image or wound level metrics rather than pixel-based metrics.

1.2.2	FDA-CDRH Pre-Submission Meeting Q180904 / S005

During the performance of the Expanded Proof-of-Concept (ePOC) clinical study, SMD will meet with the FDA-CDRH to inquire about a set of topics relating to the current device development status. These topics are expected to include the following:

i.	Proposed image/data acquisition protocol in a clinical setting;

ii.	Methods proposed to address how multiple study burns covering different part of the same clinical burn would be treated in the ePOC Study Data Analysis.

iii.	Mathematical model proposed for assessment of potential confounding variables in the ePOC Study.

iv.	Benchmark for standalone accuracy (Machine Learning algorithm against Clinical Judgment);

v.	Design of the Algorithm Training Clinical Study if SMD has specific questions about Training Study design; and

vi.	Methods used to estimate sample size for Algorithm Training Clinical Studies.

Following submission of the pre-submission meeting package S005 which has been previewed/approved by the BARDA CO/COR to the FDA-CDRH, SMD will meet with the FDA-CDRH in-person at their Silver Springs campus to obtain clarification on their response to the questions asked concerning the above topics. Meeting minutes shall be submitted to BARDA for approval prior to submission to FDA.

1.2.3	Regulatory Authority Activities

The SMD Regulatory Affairs team shall coordinate all communications with the FDA throughout the interactive Breakthrough Device program sprints. Specific questions may be developed for any additional supplement which will be provided to BARDA for review. The regulatory team shall review key internal reports and documentation to ensure compliance with FDA regulations and alignment with the established regulatory pathway. The Regulatory Team will review clinical and engineering reports and documentation to ensure alignment with the FDA regulations as well as the Regulatory Plan.

1.3	ePOC Clinical Study and Algorithm Development (WBS 1.3)

The goal of the ePOC Clinical Study will be to collect data using the DV-FW and DV-SS devices to support the continued development of the DeepView device, to include the software, hardware and burn healing assessment Algorithm, via the four study goals:

i.	Confounding variables identification;

ii.	Expanded indication to include the pediatric patient population;

iii.	SS MSI subsystem to FW MSI subsystem comparison; and

iv.	Clinical Judgment Annotations (CJA) and Training Study sample size estimation.

To this end, SMD will adopt a two-stage approach. In the first stage, SMD will partner with two burn centers, Wake Forest Baptist Medical Center (WFBMC) and LSU – New Orleans Burn center (LSUHSC), where approximately 24 subjects will be enrolled to collect data using DV-FW and DV-SS devices side-by-side. No pediatric subject will be enrolled during Stage 1. Based on statistical analysis, SMD has concluded that imaging collected from approximately 40 study burn wounds using DV-FW and DV-SS will be sufficient to compare the device outputs. Based on subjects’ enrollment during the previous study it is estimated that 40 study burn wounds will be collected if 24 subjects complete the enrollment process. In the second stage, SMD will partner with additional burn centers (up to 3) to enroll an additional 100 subjects in total between all 5 study Sites, solely using the DV-SS device. Approximately 24 pediatric subjects will be included in the enrollment process during Stage 2 of the ePOC study.

This phased approach is summarized in Table 1 below.

Table 1 – Staged Approach for Device Deployment in Clinic

	Stage 1 (DV-SS and DV-FW)	Stage 2 (DV-SS only)
Site 1 – Wake Forest	X subjects enrolled No pediatric subjects	Up to 5 Sites 100 subjects enrolled, including 24 pediatric subjects
Site 2 – New Orleans	24 - X subjects enrolled, based on Go/No-Go Decision described in 1.3.2.5. No pediatric subjects
Site 3	n/a
Site 4	n/a
Site 5	n/a
	Total: 24 subjects	Total: 100 subjects
TOTAL ePOC study: 124 subjects

1.3.1	ePOC Clinical Study Site 1 – Wake Forest Baptist Medical Center (WFBMC) Burn Center (Winston-Salem, NC)

SMD will partner with WFBMC Burn Center as the first study Site to enroll subjects so that data can be collected using the DV-FW and DV-SS devices in a side-by-side manner. Once SMD and BARDA agree to select the DV-SS to replace the DV-FW subsystem, DV-SS only will be used to collect additional data, and additional subjects will be enrolled at Wake WFBMC center to support Phase 2 of the ePOC Study.

1.3.1.1	ePOC Clinical Study Initiation Contract Negotiation Site 1 – WFBMC

To initiate the ePOC Study, the SMD Clinical Trial Manager (CTM) and Clinical Research Associate (CRA) supported by SMD’s CEO/CMO will compile all necessary clinical study documentation, including a Clinical Trial Agreement (CTA) and initiate budget negotiations with the study Site. SMD clinical team will complete the following activities:

i.	Create a CTA and budget template;

ii.	Negotiate the appropriate terms of the CTA;

iii.	Develop a baseline study Site budget;

iv.	Determine the appropriate terms for the per Site / per patient costing;

v.	Determine who at the Site has the authority to review the clinical trial agreement and budget documents for the Site and gain approval of the CTA and per patient costs;

vi.	Determine who is eligible to execute the CTA on behalf of the clinical Site.

Upon completion of the ePOC Clinical Study Contracts Negotiation, a fully executed CTA will be obtained between the study Site and SMD.

1.3.1.2	ePOC Clinical Study Initiation Contracts Documentation Site 1 – WFBMC

IRB approved protocol. SMD will generate an institutional review board (IRB) protocol for the ePOC Study. This protocol will account for: up to five unique clinical study Sites, including WFBMC as first clinical study Site; at least 124 subjects (24 pediatric and 100 adult); modifications to the protocol methods and data collection according to lessons learned during the 2017-18 POC Study and new study objectives. The IRB protocol will include a methodology to compare the FW Imaging Subsystem to the SS Imaging Subsystem on a subset of the subjects enrolled. The IRB protocol will include image capture protocols for each image head (FW and SS). SMD will initiate the Trial Master File (TMF) for WFBMC study Site. This file will contain all essential documents for the study, such as approved clinical protocol, consent forms, assent forms, study team training log and documentation. As part of the ePOC Clinical Study initiation, the WFBMC IRB will review the ePOC clinical protocol prepared by SMD and approved by BARDA. Upon completed review, the IRB will provide approval via an approval letter which will be documented as part of the Trial Master File. Upon receipt of the IRB approval letter, SMD CTM and CRA will ensure that Regulatory Binders are created, and that a monitoring plan is in place before initiation of the ePOC Study.

Develop study Site training materials. SMD will develop materials intended to provide standard and study–specific training for clinical Site personnel in multiple areas including: clinical protocol training, related SOP training, processes and procedures training, EDC training, data collection training, SAE training, human subject protection training. A training log will be generated to document training performed at clinical Sites.

1.3.1.3	ePOC Clinical Study EDC and Other Supporting Agreements – WFBMC

Pathology laboratory agreement. SMD will discuss the clinical protocol with Cockerell pathology laboratory and enlist their support to complete the ePOC study via a signed contract.

EDC Configuration. SMD will ensure an agreement is in place with the selected electronic data capture (EDC) management system. The electronic data capture system will be updated to incorporate ePOC study protocol and allow for deployment at more than one clinical Site, including WFBMC. Upon signed agreement, SMD will ensure that the EDC database is built and ready for deployment to the study at the ePOC study Site, including edits checks and validation. SMD will ensure that CRFs are finalized, and will initiate clinical staff training on study Site to ensure that all Site users have proper access to the EDC system.

Truthing SOP. A standard operating procedure (SOP) for training members of the truthing panels formed in the ePOC Study will be authored. This SOP will include clear instructions on the methods truthing panels will follow to draw images that will be used as ground truth during algorithm development. A subset of these methods will include how panel members will extrapolate burn depth assessments beyond the boundaries of a punch biopsy taken from the burn. In accordance with the ePOC Clinical Study protocol, an independent burn expert who does not practice at the study Site WFBMC and does not directly care for any subject enrolled in the clinical study at WFBMC, will be engaged to provide independent truthing analysis of the DeepView imaging data throughout the whole enrollment phase at the clinical Site WFBMC. A signed agreement will be signed between SMD and this independent truthing surgeon.

1.3.1.4	ePOC Clinical Study Medical Device Deployment Site 1 – WFBMC

SMD will deploy one FW Investigational Device and One SS Investigational Device to WFBMC for data collection.

FW Investigational Device – the FW Investigational Devices will be similar to the DeepView Wound Imaging System Gen2. They will have the same hardware as the FW Devices used during the POC (BARDA contract HHSO100201300022C), including the FW imagers. They will differ from the FW Devices used during the POC (BARDA contract HHSO100201300022C) in that they will be loaded with software that meets the requirements of the clinical study.

SS Investigational Device – the SS Investigational Devices will be similar to the FW Investigational Devices, except they will have the SS Imaging Subsystem as the multispectral imaging hardware in place of the FW Imaging Subsystem.

1.3.1.5	ePOC Clinical Study Site Initiation Visit (SIV) Site 1 – WFBMC

SIV. SMD clinical team will attend the SIV in order to provide the necessary training (CTM/CRA) on procedures and the clinical protocol to ensure successful conduction of the ePOC study, which includes: image collection; biopsy collection; wound healing assessment; Clinical Judgement Annotation; EDC training; and training of the truthing panel according to the Truthing Panel procedure. SMD will provide answers to any medical questions related to performance of the trial and review the Investigator Site File to ensure all necessary documentation has been collected and prepared prior to study initiation. The ePOC Study PIs will be introduced to and trained on the truthing software tools in preparation for their initial truthing. Following the SIV, an SIV report shall be prepared and submitted to BARDA. Upon completion of the SIV report, and ensuring that all required documents are accurate and complete, WFBMC shall receive SMD approval (“Go Letter”) to begin screening and enrolling subjects in the ePOC Study. During the SIV, SMD shall ensure the study devices have been cleared for use in the hospital setting by the WFBMC Biomedical Engineering department.

Once the SIV is complete, WFBMC can begin enrolling subjects. Training will be documented in the training log.

1.3.1.6	ePOC Clinical Study Monitoring Site 1 – WFBMC

Upon completion on the SIV and approved Go letter issued to WFBMC Burn Center, subjects will be enrolled per the ePOC clinical protocol for data to be collected to facilitate the side-by-side comparison of the FW and SS Imaging Subsystems. Following completion of this comparison, side-by-side imaging will cease, and singe device imaging will take place for the remainder of the subjects enrolled.

Routine onsite monitoring visits (RMVs) will be scheduled approximately monthly during the study to ensure that the ePOC Study Site is following Good Clinical Practice (GCP) guidelines. These visits are critical for SMD to follow the progress of the ePOC study Site to enroll subjects in the ePOC Study protocol and gather required data. In-person meetings shall be held with the CTM, the CRA, and study investigators at the study Site at key time points to ensure subjects are enrolled appropriately and data is collected in accordance with the protocol, per the ePOC Study Monitoring Plan. These monthly monitoring visits will include Regulatory Management and Quality Assurance activities. Therefore, SMD will essentially serve as the CRO for the ePOC study. The CTM responsibilities will include maintenance of the Trial Master File (TMF), regular communication with the study PIs, ensuring enrollment is on pace, and ensuring that all data is collected according to the study protocol. The CTM will coordinate with the CMO and the Chief Scientist to ensure data is collected in a manner that is useful to the Data Analysis team. Any protocol adjustments or revisions will be overseen by the CTM (in consultation with the Chief Scientist and CEO/CMO to ensure that changes do not negatively affect the activities of the Data Analysis team and medical requirements). Any proposed clinical protocol revisions will be submitted to BARDA for discussion, and a gate check with BARDA must be cleared before the protocol revision can be submitted to the ePOC Study Site for review. Remote and on-Site monitoring activities during the duration of the ePOC Study enrollment at WFBMC will include the following:

i.	Monitor source documents to electronic data capture system for completeness and accuracy through verification of subject records and source documentation. Verify that all subjects meet inclusion/exclusion criteria and ensure proper informed consent.

ii.	Review all source records for patient safety and ensure complete documentation of all subject safety events;

iii.	Review regulatory binder to ensure complete, accurate, and up-to-date regulatory compliance at the Site.

iv.	Ensure compliance with protocol and all required guidelines;

v.	Provide Sites with necessary study supplies and develop a replenishment process;

vi.	Train Site personnel on study procedures and provide documentation of training. Ensure that study personnel are qualified by experience and training to perform assigned tasks. Conduct ongoing training and refresher courses as needed throughout the course of the study;

vii.	Ensure investigator involvement in the study and Institutional Review Board/Ethics Committee oversight;

viii.	Follow through after visits to see that all outstanding requests/needs are fulfilled;

ix.	Raise issues of significance to the appropriate level for resolution;

x.	Help Site navigate informed consent issues and support Institutional Review Board approval process;

xi.	Continued maintenance of the Investigator Site File and the Trial Master File (updated CVs, current licenses, Delegation of Authority, screening and enrollment logs);

xii.	Safety event reporting and follow-up.

1.3.1.7	ePOC Clinical Study Truthing Sessions Site 1 – WFBMC

The SMD clinical team will attend truthing sessions for all enrolled subjects to ensure adherence to the ePOC Clinical Study protocol. Truthing sessions may be combined whenever possible to truth multiple subjects simultaneously. SMD will assist in preparing a truthing packet that will include all the clinical data needed for the truthing panel to complete the truthing session with no interference with the decisions made by the truthing panel. SMD will record image feedback and image quality reporting upon completion of the truthing session. SMD will ensure data transfer back to the SMD facility, for the Algorithm Team to use the data for analysis.

1.3.1.8	ePOC Clinical Study Close-Out Site 1 – WFBMC

Upon completion of the enrollment process of the last subject enrolled at the clinical Site WFBMC, the SMD CTM/CRA shall perform a study Close Out Visit (COV), per the ePOC Study Monitoring Plan. The goal of this on-Site visit is to ensure that the ePOC Study protocol has been accurately followed by the research personnel and that clinical, imaging, and truthing data have been accurately recorded and transferred via the Data Pipeline to SMD for analysis.

The CTM/CRA will complete data verification for all subjects enrolled at WFBMC and ensure that all data was source data verified and all queries are resolved. SMD will collect WFBMC PI sign off on all CRF/eCRF casebooks. In addition, SMD will ensure that all required essential documents have been updated to reflect study closure and ensure that WFBMC IRB has been notified of study closure.

Upon completion of the closeout visit, SMD will prepare and submit a closeout visit report. SMD shall retain essential documents for 2 years (or length mandated by authorities, whichever is longer) after study completion.

1.3.2	ePOC Clinical Study Execution Site 2 – Louisiana State University Health Science Center (LSUHSC) Regional Burn Center (New Orleans, LA)

The second Site of the ePOC Study will be LSUHSC Regional Burn Center. Most activities that take place during the lifetime of the study will be similar to the activities that take place at WFBMC.

1.3.2.1	Site feasibility and Selection Site 2 – LSUHSC

Site qualification visit. As SMD will need to thoroughly vet the readiness and capacity of LSUHSC as a new study Sites to conduct the ePOC Study, SMD will design and develop a feasibility questionnaire which addresses all pertinent information to be used for evaluating a clinical research Site. SMD will conduct feasibility assessments to use LSUHSC as clinical Site to participate in this study. SMD will visit LSUHSC during a qualification visit during which SMD will perform evaluation of the investigator and research staff qualifications, facility and laboratory capabilities, Site logistics and Site infrastructure.

In consultation with the Sponsor, BARDA, USG partners and other applicable health authorities, SMD will approve LSUHSC as the clinical investigative Site 2 for participation in the ePOC Study.

1.3.2.2	ePOC Clinical Study Initiation Contract Negotiation Site 2 – LSUHSC

SMD will complete activities described in section 1.3.1.1 at LSUHSC

Upon completion of the ePOC Clinical Study Contracts Negotiation, a fully executed CTA will be obtained between the study Site LSUHSC and SMD.

1.3.2.3	ePOC Clinical Study Initiation Contracts Documentation Site 2 – LSUHSC

IRB approved protocol. SMD will submit the clinical protocol to the LSUHSC IRB for approval. The IRB protocol will include a methodology to compare the FW Imaging Subsystem to the SS Imaging Subsystem on a subset of the subjects enrolled. SMD will initiate the Trial Master File for LSUHSC study Site, and develop study Site material per section 1.3.1.2.

1.3.2.4	ePOC Clinical Study EDC and other Supporting Agreements Site 2 – LSUHSC

EDC Configuration. SMD will ensure that the EDC database is built and ready for deployment to the study at the ePOC study Site, including edits checks and validation. SMD will ensure that CRFs are finalized, and will initiate clinical staff training on study Site to ensure that all Site users have proper access to the EDC system.

Truthing panel. In accordance with the ePOC Clinical Study protocol, an independent burn expert who does not practice at the study Site LSUHSC and does not directly care for any subject enrolled in the clinical study at LSUHSC, will be engaged to provide independent truthing analysis of the DeepView imaging data throughout the whole enrollment phase at the clinical Site LSUHSC. A signed agreement will be signed between SMD and this independent truthing expert.

1.3.2.5	ePOC Clinical Study Medical Device Deployment Site 2 – LSUHSC

Upon readiness of the LSUHSC clinical Site to enroll patients in the study, SMD and BARDA will enter a Go/No-Go decision gate to review the enrollment status at WFBMC. Based on the number of subjects enrolled at WFBMC, BARDA will provide their authorization to ship devices to LSUHSC to initiate subject enrollment for side-by-side imaging. Upon receipt of this authorization, SMD will deploy one FW Investigational Device and one SS Investigational Device to study Site 2 for data collection.

FW Investigational Device – the FW Investigational Devices will be similar to the DeepView Wound Imaging System Gen2. They will have the same hardware, including the FW imaging subsystems. They will differ from the Gen2 in that they will be loaded with software that meets the requirements of the clinical study.

SS Investigational Device – the SS Investigational Devices will be similar to the FW Investigational Devices, except they will have the SS Imaging Subsystem as the multispectral hardware in place of the FW Imaging Subsystem.

1.3.2.6	ePOC Clinical Study Site Initiation Visit (SIV) Site 2 – LSUHSC

SIV. SMD clinical team will attend the SIV at LSUHSC to perform the activities described in section 1.3.1.5.

Once the SIV is complete, LSUHSC can begin enrolling subjects. Training will be documented in the training log.

1.3.2.7	ePOC Clinical Study Monitoring Site 2 – LSUHSC

Upon completion on the SIV and approved Go letter issued to LSUHSC Burn Center, subjects will be enrolled per the ePOC clinical protocol for data to be collected to facilitate the side-by-side comparison of the FW and SS Imaging Subsystems. Following completion of this comparison, side-by-side imaging will cease, and single device imaging using the DV-SS device will take place for the remainder of the subjects enrolled.

Routine onsite monitoring visits (RMVs) will be scheduled approximately monthly at LSUHSC to perform the activities described in section 1.3.1.6

1.3.2.8	ePOC Clinical Study Truthing Sessions Site 2 – LSUHSC

The SMD clinical team will attend truthing sessions at LSUHSC for all enrolled subject to ensure adherence to the ePOC clinical protocol. Truthing sessions may be combined whenever possible to truth multiple subjects simultaneously. SMD will complete activities per description provided in section 1.3.1.7

1.3.2.9	ePOC Clinical Study Close-out Site 2 – LSUHSC

Upon completion of the enrollment process of the last subject enrolled at the clinical Site LSUHSC, the SMD CTM/CRA shall perform a study Close Out Visit (COV), per the ePOC Study Monitoring Plan. The goal of this on Site will be identical to what is described in section 1.3.1.8.

1.3.3	ePOC Clinical Study Execution Site 3

As a possible candidate for study Site 3, SMD is considering collaboration with the University of Tennessee Health Science Center - Firefighters Burn Center (Memphis, TN). If this Site is selected as Clinical Site 3 for the ePOC Study, SMD will perform the same steps as described for WFBMC. Activities that take place during the lifetime of the study will be similar to the activities that take place at WFBMC except for those specific activities related to Phase 1 comparing FW to SS head to head.

1.3.3.1.1	Site Feasibility and Selection – Site 3

Site qualification visit. As SMD will need to thoroughly vet the readiness and capacity of new study Sites to conduct the ePOC Study, SMD will design and develop a feasibility questionnaire which addresses all pertinent information to be used for evaluating a clinical research Site. SMD will identify, in collaboration with Sponsor and BARDA, local investigators, and conduct feasibility assessments to use the selected Sites and investigators to participate in this study. SMD will visit the candidate Site during a qualification visit during which SMD will perform evaluation of the investigator and research staff qualifications, facility and laboratory capabilities, Site logistics and Site infrastructure. In consultation with the Sponsor, BARDA, USG partners and other applicable health authorities, SMD will approve clinical investigative Site 3 for participation in the ePOC Study.

1.3.3.1.2	ePOC Clinical Study Initiation Contract Negotiation – Site 3.

SMD will complete activities described in section 1.3.1.1 at study Site 3.

Upon completion of the ePOC Clinical Study Contracts Negotiation, a fully executed CTA will be obtained between the study Site 3 and SMD.

1.3.3.1.3	ePOC Clinical Study Initiation Contracts Documentation – Site 3.

IRB approved protocol. SMD will submit the clinical protocol to the Site IRB for approval. The IRB protocol will include a methodology to compare the FW Imaging Subsystem to the SS Imaging Subsystem on a subset of the subjects enrolled. SMD will initiate the Trial Master File for study Site 3, and develop study Site material per section 1.3.1.2.

1.3.3.1.4	ePOC Clinical Study EDC and other Supporting Agreements – Site 3

EDC Configuration. SMD will ensure that the EDC database is built and ready for deployment to the study at the ePOC study Site, including edits checks and validation. SMD will ensure that CRFs are finalized, and will initiate clinical staff training on study Site to ensure that all Site users have proper access to the EDC system.

Truthing panel. In accordance with the ePOC Clinical Study protocol, an independent burn surgeon who does not practice at the study Site 3 and does not directly care for any subject enrolled in the clinical study at Site 3, will be engaged to provide independent truthing analysis of the DeepView imaging data throughout the whole enrollment phase at the clinical Site 3. A signed agreement will be signed between SMD and this independent truthing surgeon.

1.3.3.1.5	ePOC Clinical Study Medical Device Deployment – Site 3

When SMD has completed manufacturing SS Investigational Devices, SMD will deploy at least one of these devices at Site 3.

1.3.3.1.6	ePOC Clinical Study Site Initiation Visit (SIV) – Site 3

SIV. SMD clinical team will attend the SIV at Site 3 to perform the activities described in section 1.3.1.5. Once the SIV is complete and upon receipt of the Go-Letter, Site 3 can begin enrolling subjects. Training will be documented in the training log.

1.3.3.1.7	ePOC Clinical Study Monitoring – Site 3

Upon completion on the SIV and approved Go letter issued to Site 3, subjects will be enrolled per the ePOC clinical protocol for data to be collected using the SS Imaging Subsystem.

Routine onsite monitoring visits (RMVs) will be scheduled monthly at Site 3 to perform the activities described in section 1.3.1.6

1.3.3.1.8	ePOC Clinical Study Truthing Sessions – Site 3

The SMD clinical team will attend truthing sessions at Site 3 for all enrolled subjects to ensure adherence to the ePOC clinical protocol. Truthing sessions may be combined whenever possible to truth multiple subjects simultaneously. SMD will complete activities per description provided in section 1.3.1.7

1.3.3.1.9	ePOC Clinical Study Close-out Site 3

Upon completion of the enrollment process of the last subject enrolled at the clinical Site 3, the SMD CTM/CRA shall perform a study Close Out Visit (COV), per the ePOC Study Monitoring Plan. The goal of this on Site will be identical to what is described in section 1.3.1.8

1.3.4	ePOC Clinical Study Execution Site 4

The fourth Site of the ePOC study will be identified following similar process to selection of Site 3. To initiate subject enrollment at this center, SMD will perform the same steps as described for WFBMC. Activities that take place during the lifetime of the study will be similar to the activities that take place at WFBMC.

1.3.4.1	Site Feasibility and Selection

Site qualification visit. SMD will follow the activities 1.3.2.1 in order to qualify study Site 4.

1.3.4.2	ePOC Clinical Study Initiation Contract Negotiation – Site 4.

SMD will complete activities described in section 1.3.1.1 at study Site 4.

Upon completion of the ePOC Clinical Study Contracts Negotiation, a fully executed CTA will be obtained between the study Site 4 and SMD.

1.3.4.3	ePOC Clinical Study Initiation Contracts Documentation – Site 4.

IRB approved protocol. SMD will submit the clinical protocol to the Site 4 IRB for approval. SMD will initiate the Trial Master file for study Site 4, and develop study Site material per section 1.3.1.2.

1.3.4.4	ePOC Clinical Study EDC and other Supporting Agreements – Site 4

EDC Configuration. SMD will ensure that the EDC database is built and ready for deployment to Site 4 as described in section 1.3.1.3.

Truthing panel. In accordance with the ePOC clinical study protocol, an independent burn surgeon who does not practice at the study Site 4 will be engaged as described in section 1.3.1.3.

1.3.4.5	ePOC Clinical Study Medical Device Deployment – Site 4

When SMD has completed manufacturing SS Investigational Devices, SMD will deploy at least one of these devices at study Site 4.

1.3.4.6	ePOC Clinical Study Site Initiation Visit (SIV) – Site 4

SIV. SMD clinical team will attend the SIV at Site 4 to perform the activities described in section 1.3.1.5. Once the SIV is complete and upon receipt of the Go-Letter, Site 4 can begin enrolling subjects. Training will be documented in the training log.

1.3.4.7	ePOC Clinical Study Monitoring – Site 4

Upon completion on the SIV and approved Go letter issued to Site 4, subjects will be enrolled per the ePOC clinical protocol for data to be collected using the SS Imaging Subsystem.

Routine onsite monitoring visits (RMVs) will be scheduled monthly at Site 4 to perform the activities described in section 1.3.1.6.

1.3.4.8	ePOC Clinical Study Truthing Sessions – Site 4

The SMD clinical team will attend truthing sessions at Site 4 for all enrolled subject to ensure adherence to the ePOC clinical protocol. Truthing sessions may be combined whenever possible to truth multiple subjects simultaneously. SMD will complete activities per description provided in section 1.3.1.7.

1.3.4.9	ePOC Clinical Study Close-out Site 4

Upon completion of the enrollment process of the last subject enrolled at the clinical Site 4, the SMD CTM/CRA shall perform a study Close Out Visit (COV), per the ePOC Study Monitoring Plan. The goal of this on Site will be identical to what is described in section 1.3.1.8.

1.3.5	ePOC Clinical Study Execution Site 5

The fifth Site of the ePOC Study will be identified following similar process to selection of Site 3 and 4. Activities that take place during the lifetime of the study will be similar to the activities that take place at WFBMC.

1.3.5.1	Site feasibility and Selection – Site 5

Site qualification visit. SMD will follow the activities 1.3.2.1 in order to qualify study Site 5.

1.3.5.2	ePOC Clinical Study Initiation Contract Negotiation – Site 5.

SMD will complete activities described in section 1.3.1.1 at study Site 5.

Upon completion of the ePOC Clinical Study Contracts Negotiation, a fully executed CTA will be obtained between the study Site 5 and SMD.

1.3.5.3	ePOC Clinical Study Initiation Contracts Documentation – Site 5.

IRB approved protocol. SMD will submit the clinical protocol to the Site 5 IRB for approval. SMD will initiate the Trial Master file for study Site 5, and develop study Site material per section 1.3.1.2.

1.3.5.4	ePOC Clinical Study EDC and other Supporting Agreements – Site 5

EDC Configuration. SMD will ensure that the EDC database is built and ready for deployment to Site 5 as described in section 1.3.1.3.

Truthing panel. In accordance with the ePOC clinical study protocol, an independent burn surgeon who does not practice at the study Site 5 will be engaged as described in section 1.3.1.3.

1.3.5.5	ePOC Clinical Study Medical Device Deployment – Site 5

When SMD has completed manufacturing SS Investigational Devices, SMD will deploy at least one of these devices at study Site 5.

1.3.5.6	ePOC Clinical Study Site Initiation Visit (SIV) – Site 5

SIV. SMD clinical team will attend the SIV at Site 5 to perform the activities described in section 1.3.1.5. Once the SIV is complete and upon receipt of the Go-Letter, Site 5 can begin enrolling subjects. Training will be documented in the training log.

1.3.5.7	ePOC Clinical Study Monitoring – Site 5

Upon completion on the SIV and approved Go letter issued to Site 5, subjects will be enrolled per the ePOC clinical protocol for data to be collected using the SS Imaging Subsystem.

Routine on-Site monitoring visits (RMVs) will be scheduled monthly at Site 5 to perform the activities described in section 1.3.1.6.

1.3.5.8	ePOC Clinical Study Truthing Sessions – Site 5

The SMD clinical team will attend truthing sessions at Site 5 for all enrolled subject to ensure adherence to the ePOC clinical protocol. Truthing sessions may be combined whenever possible to truth multiple subjects simultaneously. SMD will complete activities per description provided in section 1.3.1.7.

1.3.5.9	ePOC Clinical Study Close-out Site 5

Upon completion of the enrollment process of the last subject enrolled at the clinical Site 5, the SMD CTM/CRA shall perform a study Close Out Visit (COV), per the ePOC Study Monitoring Plan. The goal of this on Site will be identical to what is described in section 1.3.1.8.

1.3.6	Device Support

Device deployment. SMD’s engineering team will ensure devices at all five centers are calibrated and functional throughout the duration of the ePOC Study. This includes deploying devices at clinical study centers prior to the SIV. Following the staged approach proposed in Table 1, investigational devices will be manufactured as shown in Table 2.

Table 2 – Investigational Devices Manufacturing Steps to support Staged Approach for Device Deployment in Clinic

Stage	Device Designation	Type	Status	Location	Purpose
Stage 1	GMP 1	FW	Existing	Site 1 Wake Forest	ePOC Stage 1: a) algorithm development data collection b) side by side comparison
	GMP 2	FW	Existing	Site 2 New Orleans	ePOC Stage 1: a) algorithm development data collection b) side by side comparison
	GMP 3	FW -> SS	Existing, to be Remanufactured into SS	Contract Manufacturer	Production process creation and update as Production Reference Device
	GMP 4	FW -> SS	Existing, to be Remanufactured into SS	Site 1 Wake Forest	ePOC Stage 1: a) algorithm development data collection b) side by side comparison
	GMP 5	FW -> SS	Existing, to be Remanufactured into SS	Site 2 New Orleans	ePOC Stage 1: a) algorithm development data collection b) side by side comparison
	GMP 6	SS	To be manufactured	Spectral MD	For release control and testing
	GMP 7	SS	To be manufactured	Spectral MD	ePOC for clinical study execution backup
Stage 2	GMP 8	SS	To be manufactured	Site 3	ePOC Stage 2: a) algorithm development data collection
	GMP 9	SS	To be manufactured	Spectral MD	ePOC for clinical study execution backup
	GMP 1	FW -> SS	Existing, to be Remanufactured into SS after Stage 1	Site 4	ePOC Stage 2: a) algorithm development data collection
	GMP 2	FW -> SS	Existing, to be Remanufactured into SS after Stage 1	Site 5	ePOC Stage 2: a) algorithm development data collection

1.3.6.1	Field Service Box (FSB)

Field Service Boxes for the DV-FW and DV-SS devices will be assembled and utilized during routine device maintenance. The field boxes available from the previous BARDA contract will be used, and SMD will make three new additional Field Services Boxes.

FSB for the DV-SS devices will be different from the FSBs used for the DV-FW device due to the differences in the imaging modality calibration process and the tools required to perform the calibration.

1.3.6.2	Device Updates to Facilitate Clinical Study

SMD will perform engineering and software modifications to fix bugs or introduce new features to the investigational devices deployed at the clinical study Sites. Feedback and issues reporting by clinical study Site personnel or other sources with the device hardware or software will be recorded. Feedback will be entered into SMD’s ticket tracking system and subsequently addressed. Changes to investigational devices will be documented into SMD’s quality system. Upon release of a device update, the field service team will implement the update on the devices located at the clinical study Sites.

SMD shall make BARDA aware of any intended major change to the devices that would affect patient evaluation for generating clinically relevant images at least 5 business days prior to implementation.

1.3.6.3	Field Service Visits

Device maintenance and calibration will be conducted on devices deployed at the clinical study Sites. This will occur during routine Field Service Visits by SMD’s engineering team. Field Service Visits will occur monthly for each active clinical study Site. SMD will also perform service on an as-required basis. Prior to the start of these monthly visits, SMD will prepare and submit a field service procedure. This protocol will specify what assessment will be made, what maintenance will be done, and the criteria for when the device will need to be calibrated or maintained, for the DV-FW and DV-SS devices.

1.3.6.4	Re-manufacture of DeepView Devices with SS Prototype Imaging Subsystem (for clinical Sites #1 and #2).

Following completion of SS Subsystem design iteration 1, the FDA registered Contract Manufacturer (CM) selected by SMD will re-manufacture 2 FW Investigational Devices, with the SS Imaging Subsystem. These devices will be re-deployed at the ePOC Clinical Study Sites. These devices will differ from the FW devices only in that the FW imager will be replaced by the SS Imaging Subsystem. The re-manufacturing of these devices will begin once SS Imaging Subsystem design iteration 1 is ready for design transfer per our SOP201 (Design Controls).

1.3.7	Algorithm Development

1.3.7.1	ePOC Data Analysis Plan

Prior to initiation of the ePOC study, the Algorithm Team will draft a Data Analysis Plan for the ePOC Study. This plan will include detailed descriptions of the analysis methods that will be employed to investigate the four ePOC study objectives:

i.	Confounding variables identification;
ii.	Expanded indication for pediatric patient population;
iii.	SS MSI subsystem comparison to FW MSI subsystem; and
iv.	Clinical Judgment Annotations and Training Study Sample size estimation.

The ePOC Data Analysis Plan will include how the analysis will address image / burn-level metrics and the correlation between images from the same burns and burns from the same patient.

1.3.7.2	Data Management

Throughout Phase I, the Algorithm Team will maintain a database of all image and non-image data collected from the ePOC Study. Prior to entering new image data into the database, the Algorithm Team will verify the ground truth masks are correct by following our internal mask verification procedure.

1.3.7.3	Algorithm Updates

Throughout the ePOC study, the Algorithm Team will re-train the Convolutional Neural Network (CNN) architectures developed in the prior BARDA contract. Re-training will occur intermittently following the transfer of ePOC Study data from the clinical study Sites to SMD. The Algorithm Team will develop iterative improvements to these CNN architectures by monitoring scientific reports and scientific literature in the field of Deep Learning and Image Processing.

1.3.7.4	SS MSI Subsystem Comparison to FW MSI Subsystem Report

SMD’s optics team is developing an MSI sensor, the SnapShot (SS) MSI subsystem, to eventually replace the large cart that is holding the current MSI sensor, the Filter Wheel (FW) MSI subsystem. An objective of the ePOC Study is to determine if new SS MSI subsystem can replace the current FW MSI subsystem in the DeepView device.

Based on metrics and performance criteria identified in the data analysis plan and outlined in Table 3, SMD will compare the spectra and algorithm performance between FW and SS subsystems. This comparison will be completed using data from the first 24 subjects that complete the ePOC Study.

Table 3 – FW and SS Comparison

	Test	Pass/Fail Criteria
Spectral Equivalence	Construct a confidence interval (CI) to compare the FW and SS spectral signatures after 24 adult subjects have completed the ePOC Clinical Study.	If the CI is narrower than the minimum allowable value, δδS ,the FW and SS imaging subsystems are spectrally equivalent, and the FW vs. SS comparison can be stopped.
Algorithm Equivalence	Construct a confidence interval (CI) to compare the FW and SS algorithm performances after 24 adult subjects have completed the ePOC Clinical Study.	If the CI is narrower than the minimum allowable value,δδA , the FW and SS imaging subsystems have equivalent algorithm performance, and the FW vs. SS comparison can be stopped.

Final results of this comparison will be delivered in the SS MSI Subsystem comparison to FW MSI Subsystem report. SMD and BARDA will then enter a Go/No-Go decision gate to review the data and agree that sufficient data is provided to conclude on suitability of SS device to replace the FW device before the ePOC Study Stage 2 can be initiated.

1.3.7.5	ePOC Interim Analysis of Confounding Variables

Using data from the first 24 subjects obtained in Stage 1 of the ePOC Study from Study Sites 1 and 2, the Algorithm Team will investigate the impact of variables that potentially confound the accuracy of the burn healing assessment algorithm, using a multiple linear regression model. In this regression model, algorithm performance will be the dependent outcome variable and the potential confounding variables will be the predictors.

1.3.7.6	Interim Analysis of Clinical Judgment Annotations and Training Study Sample Size Estimation

The results of the ePOC Study will be used to estimate sample size and composition of the burn image database needed to achieve algorithm performance targets of TPR and TNR above the current standard of care which is clinician judgment. To achieve this, we will begin to document clinician judgment using a method called Clinical Judgment Annotations (CJA). We will estimate the TPR and TNR and their respective variances using this data. Then, the total required size of the algorithm training data set will be determined using a learning curve method. This study will be successful if the learning curve depicts the DeepView will eventually surpass the performance of clinical judgment, as quantified by the CJAs. Using data from the first 24 subjects obtained in the ePOC Study, SMD will conduct an interim analysis of these CJAs and provide the results in the Interim ePOC Data Analysis Report.

1.3.7.7	Interim ePOC Data Analysis Report

Upon transfer of the data for the first 24 subjects from the clinical study Sites to SMD, SMD will begin updating their results of each ePOC Clinical Study objective and then author and release an Interim ePOC Data Analysis Report for review by BARDA. This report will contain interim results on: confounding variables identification; adjustment methods for correlated burn images; clinical judgment annotations; and Training Study sample size estimation. This report will contain our final results on the SS MSI subsystem comparison to FW MSI Subsystem.

1.3.7.8	Final Analysis of Confounding Variables

Using the entire ePOC data set subjects, the Algorithm Team will finalize their investigation on the impact of variables that potentially confound the accuracy of the burn healing assessment algorithm.

1.3.7.9	Analysis of Expanded Indication for Pediatric Patient Population

Using the entire ePOC data set subjects, the Algorithm Team will finalize their investigation algorithm performance across the adult and pediatric age range.

1.3.7.10	Final Analysis of Clinical Judgment Annotations and Training Study Sample Size Estimation

Using the entire ePOC data set subjects, the Algorithm Team will finalize their estimation of the training database composition and sample size needed to achieve algorithm performance targets of TPR and TNR above the current standard of care, as identified by the Clinical Judgment Annotations.

1.3.7.11	Final ePOC Data Analysis Report

A report containing the results of the ePOC Study objectives will be authored. This report will contain the final results on the work outlined in the algorithm development tasks entitled: “Confounding Variables”; “Expanded Indication for Pediatric Patient Population”; “SS MSI subsystem comparison to FW MSI Subsystem”; and “Clinical Judgment Annotations and Training Study Sample Size Estimation.” Conclusions that provide direction in future development of the DV-SSP device will be contained in this report. The burn detection algorithms trained with previously collected POC data perform extremely well, but with limited demographic variability due to enrollment from a single Site. Throughout the ePOC Study, the enrollment of subjects from multiple Sites will enable the collection of a data set more representative of the entire United States burn victim population. Algorithms trained on a training set representative of the population will generalize predictive ability across all demographic categories. Algorithm performance across the representative training database will exceed 88% sensitivity and 88% specificity using the same pixel-based performance metrics as the metrics used during the POC study under the previous contract. This report will be provided to the FDA in pre-submission S005 to obtain directional feedback.

1.3.8	Next Phase Study Planning

1.3.8.1	IRB Study Protocol for Algorithm Training Clinical Study

Based on the ePOC data analysis, study Site device user feedback, and in collaboration with the clinical study Site PIs and BARDA, SMD will develop an IRB protocol for the Algorithm Training Clinical Study that will take place in contract Phase II (Option I). This effort will begin with developing a list of lessons- learned from the ePOC Clinical Study that will be used to update study methods. Study objectives will be developed based on ePOC results and recommendations from the FDA-CDRH. This clinical study will be reviewed and included in the submission for the next contract Phase II (Option I).

1.3.8.2	Training Clinical Study Site Selection

SMD will begin engagement with up to 5 additional burn centers where the Training Clinical Study will be conducted during Phase II (Option 1).

1.3.8.3	Engagement with CROs

To plan and prepare for the large-scale multi-Site Training Clinical Study proposed in Phase II (Option 1) SMD will identify and engage with clinical research organizations (CROs) to discuss the support that will be needed to efficiently manage the next clinical study and estimate costs in order to discuss with BARDA.

1.4	Device Development (WBS 1.4)

1.4.1	SS Investigational Device Development

1.4.1.1	Initiate Device Design Controls

Engineering and Software Teams have already made significant progress in this area. Specifically, the following aspects of the SS Investigational Device have already been prototyped and tested for feasibility: (i) the SS Imaging Subsystem; (ii) mounting for the SS Imaging Subsystem to the DeepView cart in place of the FW Imaging Subsystem; and (iii) software integration of the SS Imaging Subsystem with the DeepView Cart. To prepare these devices for the ePOC Clinical Study, SMD will begin design controls on these devices. The master verification and validation plans for the DV-SS device will also be generated to describe the planned testing activities and will be submitted prior to initiating the ePOC study Stage 1. The level of design controls implemented for these devices will support their use for the clinical study as investigational devices.

1.4.1.2	Update User Needs and Design Specifications documents

SMD will continue design of the SS Imaging Subsystem by reviewing and updating the existing User Needs and Design Specifications documents. This will result in an updated set of design requirements that will drive the development of design outputs from the Engineering Team.

1.4.1.3	Verification of Design Inputs

The SS Imaging Subsystem designs will be reviewed, changes made where necessary, and documented as Design Inputs. Once documented, a verification plan will be drafted and approved, and then verification testing will proceed. Verification results will be analyzed and documented in a verification testing report. A summary of the verification testing results for the DV-SS device will be submitted prior to initiating the ePOC study Stage 1.

1.4.1.4	Transfer to Contract Manufacturing

SMD will work with the selected contract manufacturer (CM) to prepare the SS Investigational Device design for manufacturing, as described in 1.4.3 Contract Manufacturing

Manufacturing Validation Plan (MVP). SMD will review the processes in the manufacturing of the DV-SSP device and identify processes and equipment that will require installation and process validation. A plan will be developed for the validation of these processes.

Prepare for Manufacturing. To prepare for manufacturing of DV-SSP devices, SMD will work with the contract manufacturer to revise existing receiving and incoming inspection procedures, and order device components from qualified suppliers. Components will be inspected, and an inventory of qualified components will be generated.

Process Development and Qualifications. The manufacturing process will be developed and qualified. Process equipment will be built and debugged at the contract manufacturer. Installation Qualifications (IQ), Operational Qualifications (OQ), and Process Qualifications (PQ) will be generated.

1.4.1.5	Device Validation

SMD will work with the CM to build a SS Investigational Device, and use this device to perform and document the system level validation.

1.4.1.6	Device Labeling

Labeling text will be authored and Label Artwork will be designed to meet regulatory requirements for Investigational Device. Labeling will be applied to devices and packaging materials in a pre-production lot. Labels will be verified.

1.4.2	DV-SSP Development

1.4.2.1	Collect Voice of the Customer

Deep dive into the concepts and into User Needs and Stakeholder Needs, device history, use experience, technology, objectives, and market trends will be performed. DV-SSP concepts will be refined, compiled into a presentation, and reviewed by SMD. Concept refinement mockups and component models will be built and the usability will be evaluated. These mockups will be used in interviews with the intended users to further develop concept and inform decision on the form factor DV-SSP. Prior to these interviews, SMD will create and submit a user feedback questionnaire. This user feedback questionnaire shall be reviewed and approved by BARDA prior being utilized to collect user feedback.

1.4.2.2	DV-SSP Concept Decision

At this Go / No-Go decision gate SMD will deliver a SSPc vs. SSPh Evaluation Report. This report will provide two final SSP concepts [cart-based (SSPc) and hand held (SSPh)] to BARDA to determine which device concept will be the final device design to be used as a minimum viable product (MVP). In addition, this evaluation report will include a comprehensive capability assessment demonstrating SMD’s ability to design, develop, and manufacture the transition to a SSPh device including the following items:

●	User Needs/Use Environment
●	Technology Availability, SMD Capability and Risk Analysis
●	Cost of Goods, Readiness of Prototypes and Time to Market Analysis
●	Regulatory Risk Analysis

The default development approach will be the SSPc device. BARDA shall approve this GO/NO SSPc vs SSPh Evaluation Report before SMD can initiate design controls based on the chosen MVP concept.

1.4.2.3	Initiate Design Controls

SMD will initiate design controls starting with documenting user needs, intended use and design and development plan which includes description of how design inputs/outputs will be documented and reviewed via planned design reviews. The master verification and validation plans will also be generated to describe the planned testing activities.

1.4.2.4	Risk Management File

A risk management file will be created and updated throughout the design development process and will include risk analysis results, risk evaluation results, risk control measures, residual risk evaluation results for each identified hazard, evaluation of overall residual risk including the evaluation and rationale for acceptance of the acceptable residual risks. The risk management file will contain risk assessment documents for device manufacturing, design, and use/application.

1.4.2.5	Device Specifications

Engineers will work with the agreed upon User Needs document to develop specifications for the DV- SSP device. Some design activities may be outsourced to User Interface, User Experience and Industrial Design firms.

1.4.2.6	Perform Prototype Design

Optical, electrical, mechanical, and software development will take place for the first prototype of the DV-SSP. This prototype will focus on generating design outputs for the aspects of the system that were not addressed in the development of the SS Imaging Subsystem design. This work will include ordering parts, assembling sub-systems, testing and updating the design documentation, and developing software for a user interface and camera controls.

1.4.2.7	Perform Prototype Verification

SMD will author and review a DV-SSP prototype verification plan. Once this plan is established, SMD will conduct verification testing to document that design outputs meet the design specifications. 3rd party EMI/EMC and Safety testing will not be performed at this stage. However, SMD will verify leakage current and ground continuity limits to ensure patient safety.

1.4.2.8	Perform Usability Analysis

SMD will conduct formative evaluation of the imaging device. This will involve interviews with potential device end users (e.g., burn and wound practitioners, vascular surgeons and podiatrists, emergency department clinicians) and visits to the use environment (e.g., burn and wound care centers, vascular and podiatrist offices, outpatient and inpatient surgical Sites, emergency departments) to discuss the proposed imaging technology and obtain feedback. This task will involve active gathering and documentation of human factors related user studies. The results will be evaluated for the need to update design inputs including risk management file. Any change(s) will be documented and further evaluated for verification impact.

1.4.2.9	Engineering Prototype (EP) Optical, Electrical, Mechanical, and Software Design

Optical, Electrical, Mechanical, and Software Design will develop the design inputs for the DV-SSP Engineering Prototype investigational device. Software will work with the selected User Experience firm to develop the user interface. The Mechanical design will be developed in collaboration with the Industrial Design firm and CM.

The CM will work in collaboration with SMD during the development of the DV-SSP Prototype device. They will participate in the generation of Design Specifications, the Risk Analysis, Design Outputs, Verification testing. The CM’s role in these processes may include engineering work, sourcing components, and providing guidance on design, especially in the design for manufacturability of the DV- SSP device.

1.4.2.10	EP Verification Testing

Verification on the DV-SSP EP investigational device will be carried out in collaboration with the Industrial Design firm, User Experience firm, and the CM. Optical, Mechanical, Electrical, and Software components of the DV-SSP EP investigational device will undergo formal verification. Verification plans and verification protocols will be authored to include the testing procedures and pass/fail criteria.

Verification testing will be conducted, results analyzed, and reports authored.

1.4.2.11	EP Transfer to Contract Manufacturing

The DV-SSP EP investigational device design will be transferred to the CM for development of the manufacturing process as described in 1.4.3 Contract Manufacturing.

1.4.2.12	EP System Validation Testing

Using an DV-SSP EP investigational device built at the CM, system validation will take place. A validation plan will be authored and approved, validation will take place in collaboration with the CM, and the results of validation will be documented. Based on risk, a subset of 60601 testing will be performed by a 3rd party at this stage. Validation reports will be authored detailing the results of all validation testing.

1.4.3	Contract Manufacturing

1.4.3.1	Contract Manufacturer Selection

The manufacture of devices for clinical studies will be done at a contract manufacturer and the DeepView product design will continue to be done in collaboration with commercial design facilities. To be able to manufacture the device with the highest quality and at commercial scales, SMD will evaluate and engage with an FDA registered and ISO 13485 certified contract manufacturing partner with experience in medical devices and commercial volumes. Within its established Supplier Qualification procedure (QA- SOP-007) SMD will select a CM that has demonstrated experience and success at producing medical devices and maintaining the highest level of quality systems, standards, and process controls.

1.4.3.2	Investigational Device Design Transfer

SMD will work with the selected contract manufacturer (CM) to transfer the FW and SS Investigational Device designs for manufacturing.

Manufacturing Validation Plan (MVP). SMD will review the processes in the manufacturing of the FW and SS Investigational Devices and identify processes and equipment that will require installation and process validation. A plan will be developed for the validation of these processes.

SMD will work with the contract manufacturer to revise and update receiving and incoming inspection procedures, and order device components from qualified suppliers. Components will be inspected, and an inventory of qualified components will be generated.

The manufacturing process for FW to SS remanufacture and SS Investigational Devices will be developed and qualified. Process equipment will be built and debugged at the contract manufacturer. Installation Qualifications (IQ), Operational Qualifications (OQ), and Process Qualifications (PQ) will be generated.

1.4.3.3	Stage 1 SS Investigational Device Manufacturing

In Stage 1 SMD will use the selected qualified contract manufacturer (CM) to remanufacture FW Investigational Devices into SS Investigational Devices, and also build new SS Investigational Devices to be deployed in clinic in accordance to the staged approach explained in Table 1.

1.4.3.4	Stage 2 SS Investigational Device Manufacturing

Upon completion of Stage 1 of the ePOC Study, SMD and BARDA will enter a Go/No-Go decision gate as described in 1.3.7.4 to make a decision on switching from FW device to SS device for entering Stage 2 of the ePOC Study. This determination will be made upon review of the SS MSI Subsystem comparison to FW MSI Subsystem Report and sufficient data to demonstrate that the SS device outputs and the FW device outputs are sufficiently equivalent.

Upon completion of this decision gate and upon receipt of BARDA’s approval, SMD will use the selected qualified contract manufacturer (CM) to build four SS Investigational Devices, as explained in Table 2. Three of these devices will be deployed at clinical study Sites 3, 4 and 5 to image enrolled subjects. Two of these devices will be available as backup devices to support the ePOC Study. One device will be utilized in house to support release control and testing activities.

1.4.3.5	DV-SSP EP Investigational Device Design Transfer to Contract Manufacturing

In collaboration with SMD, the CM will work on the transfer of the DV-SSP EP. This process will be similar to the transfer in 1.4.3.2, and will include the development of manufacturing instructions for the device, as well as verification and validation of the manufacturing process.

1.4.4	Quality Assurance

During the duration of the Contract, SMD will create a plan for scheduling additional procedure releases coupled with and annual trainings and internal audits.

In the Base period, Internal audit of the entire SMD QMS will be performed by a qualified independent third party per the approved Quality Audit Plan (reviewed by BARDA during Feb 4, 2019 visit) to evaluate our current level of compliance to 21 CFR 820 and specific areas. These audits will allow SMD to correct any gaps or areas of concern within its QMS prior to the initiation of the Training Study in the next phase.

During the Base period, SMD will perform Quality System Improvement activities as discussed with BARDA during the on-Site visit at SMD on February 4th and 5th, 2019.

These improvement activities will include the following: (Table 4).

●	Risk Management: SMD will update existing procedures to clarify risk management process and documentation requirements as indicated in CAPA-19-01
●	Design Controls:
○	SMD will create lower-level procedures/SOPs that provide detailed instructions/steps related to creation and control of design input/output deliverables and documentation.
○	SMD Engineering will issue a Memo to DHF to indicate that the Trace Matrix TA-16- 001 is updated to reflect the Human Factors Validation which was completed as documented in Report C-REP-16-003.d
●	Personnel Training: SMD will update existing procedure to create forms that will define requirements for new employee training (on-boarding) and for individual employee training matrix based on assigned responsibilities.
●	Equipment Control: SMD will update procedure to clarify requirements for internal tracking and use of calibrated equipment.
●	Purchasing Controls: SMD will update existing procedure to clarify requirement for Supplier Quality Agreement based on supplier type.

1.5	DeepView Burn and Clinical Market Engagement (WBS 1.5)

1.5.1	Burn and Clinical Market Engagement

1.5.1.1	Market Analysis and Device User Needs Update

The market analysis for the proposed DV-SSP device will be updated and SMD’s existing User Needs document shall be updated based on: customer interaction and in collaboration with user experience and industrial design commercial partners. SMD shall submit the User needs document to BARDA per WBS section 1.4.1.2.

1.5.1.2	Clinical Engagement and Collect Feedback

SMD will maintain a system to receive feedback obtained from clinical study Sites 24-hours a day and seven days a week. SMD will engage with potential device end users (e.g., burn and wound practitioners, vascular surgeons and podiatrists, emergency department clinicians) and will visit the use environment (e.g., burn and wound care centers, vascular and podiatrist offices, outpatient and inpatient surgical Sites, emergency departments) to discuss the proposed imaging technology and obtain feedback.

SMD will maintain a plan for publishing and presenting information at burn and wound care conference will be generated. This plan will describe SMD’s plan to disseminate information about the continued development of the proposed device for burn triage. During these clinical engagements, SMD will start recruiting burn surgeons for the planned Algorithm Training Study.

1.5.1.3	Product Strategy for the Applications Beyond Burn Care

A product strategy shall be understood and developed. SMD has been developing DeepView to fulfill the needed clinical applications beyond burn care, which include Amputations, Burns, Chronic Wounds and Diabetic Foot Ulcers (A, B, C, and D), these applications makeup the full product scope for DeepView. SMD believes that a widely acceptable device will provide a Medical Counter Measure in the event of a mass casualty catastrophe, and will communicate the product strategy for the applications beyond burn care into the reports to be delivered to BARDA. In this way, the DeepView deployment and utilization during Mass Casualty event can be fully understood and planned to serve BARDA’s purpose.

Phase I (Base) Objectives

Objective: The goal of the Phase I (contract Base Phase) is to complete the following objectives: 1) accurately estimate subject sample size for the subsequent Algorithm Training Study; 2) conduct a thorough analysis of burn patient variables that may interact with the Machine Learning (ML) algorithm performance, including the pediatric burn patient population; 3) demonstrate the ML algorithm can perform effectively with data from the smaller and faster SS Imaging Subsystem; and 4) show that SMD can successfully conduct a multi-center clinical study.

Deliverable: Algorithm Training Clinical Study design and DV-SSP design reviewed by the FDA-CDRH in a pre-submission meeting (S005).

Go/No-Go: At the conclusion of the Base Phase of the contract, Spectral MD will have enrolled a total of 124 subjects, 24 of whom will be pediatric. This will allow us to determine a proper estimate for the Training and Validation studies as well as assuring that the technology will be able to serve the entire age range of the US population. In addition, a subset of these subjects will be studied with the old camera head (Filter Wheel) against the new camera head (SnapShot) in order to determine if the old camera can be abandoned in favor of the new one. Finally, we will complete the preliminary evaluation needed to determine how portable to make the new generation of the device which will be for ultimate commercial release

Table 4 – Deliverables for Base Phase

WBS #	Task Name	Deliverable	Success Criteria	Timing	Phase
1.1.1.1	Crossed Linked SOW and WBS	Crossed Linked SOW and WBS	SOW and WBS are updated to reflect contract scope and are agreed upon by BARDA	Q3 2019	Base
1.1.1.2	IMS Preparation	Updated Integrated Master Schedule	Integrated Master Schedule is updated to reflect contract scope and is agreed upon by BARDA	Q3 2019	Base
1.1.1.3	EVMS Framework Establishment	EVMS Framework Establishment	Budget spread files, resource loaded IMS are in place and approved by BARDA	Q3 2019	Base
1.1.1.4	Risk Management Plan Preparation	Risk Management Plan	Risk management plan is approved by BARDA	Q3 2019	Base
1.1.3.1	EVMS and Financial Tracking	Contract Performance Report	Contract Performance Report is submitted and approved by BARDA	Monthly	Base
1.1.3.5	Monthly Reports, Financial Reports and Invoices	Monthly Report, Direct Labor Invoice and Invoice for all Other Costs.	Monthly report to summarize monthly progress is submitted to BARDA, Invoice for Direct labor, Invoice for all other Costs.	Monthly	Base
1.1.5.1	IPR	In-person meeting to summarize Phase I (contract Base Phase) progress and justify continued funding of device development program.	Intent to exercise contract Option I	Q1 2021	Base
1.2.1	Regulatory Plan and Data Development Plan	Data Development Plan (DDP)	Updated DDP based on feedback received from FDA-CDRH on Dec 20, 2018	Q3 2019	Base
1.2.3	FDA-CDRH Pre- submission Meeting S005 Feedback	Documented feedback that directs actions toward the successful initiation of the Algorithm Training Clinical Study in Contract Phase II (Option I).	Feedback on Algorithm Training Clinical Study design including sample size, burn population sampling methods, algorithm success criteria, and study methods.	Q1 2021	Base

WBS #	Task Name	Deliverable	Success Criteria	Timing	Phase
1.3.1.2, 1.3.2.3, 1.3.3.3, 1.3.4.3, 1.3.5.3	ePOC Clinical Study Initiation Contracts Documentation	ePOC Clinical Protocol	ePOC clinical protocol is approved by BARDA and Clinical Site IRB at each clinical Site	Q2 2019, Q3 2019 and Q4 2019	Base
1.3.1.5, 1.3.2.6, 1.3.3.6, 1.3.4.6, 1.3.5.6	ePOC Clinical Study Site Initiation Visit (SIV)	SIV Go-Letter	SIV Go Letter is issued by SMD to each ePOC clinical Site	Q2 2019 and Q4 2019	Base
1.3.1.8 1.3.2.9, 1.3.3.9, 1.3.4.9, 1.3.5.9	ePOC Clinical Study Close- out	ePOC Clinical Study Close-out report	ePOC clinical Site closeout visit report is submitted to BARDA, for all Sites	Q1 2021	Base
1.3.6.3	Field Service Visits	Devices maintenance and field service protocol	SMD will submit a maintenance and field service procedure to specify what assessment will be made, what maintenance will be done, and the criteria for when the device will need to be calibrated or maintained, for the DV- FW and DV-SS devices.	monthly	Base
1.3.7.1	ePOC Data Analysis Plan	Plan detailing analysis methods to be employed to investigate the ePOC study objectives.	Analysis methods for all four ePOC study objectives are established and agreed upon.	Q3 2019	Base
1.3.7.4	SS MSI Subsystem Comparison to FW MSI Subsystem Report	Report presenting results of the comparison between the FW and SS MSI subsystem based on data collected on first 24 subjects using FW and SS side-by-side.	Data demonstrate that FW and SS MSI Subsystem show spectral equivalence and algorithm equivalence. Final decision is made to continue with only the SS MSI imaging subsystem in the ePOC study.	Q2 2020	Base

WBS #	Task Name	Deliverable	Success Criteria	Timing	Phase
1.3.7.7	Interim ePOC Data Analysis Report

ePOC Interim Data Analysis Report that contains the following:

●     Interim Analysis of Confounding Variables Identification

Interim Analysis of Expanded Indication for Pediatric Patient Population Interim Analysis of Clinical Judgment Annotations and Training Study Sample Size Estimation

			Interim analyses of the ePOC Study objectives are complete.	Q2 2020	Base
1.3.7.11	ePOC Final Data Analysis Report

ePOC Study Data Analysis report that contains the following:

●     Final Analysis of Confounding Variables Identification

●     Final Analysis of Expanded Indication for Pediatric Patient Population

●     Final Analysis of Clinical Judgment Annotations and Training Study Sample Size Estimation

Report provides performance of the algorithm trained on the ePOC Study subjects’ data, representative of the population across demographic categories.

Final report with ePOC data analyses to lead to final decisions on the following aspects of the subsequent Algorithm Training Clinical Study:

●     Confounding variables that need further exploration are identified for inclusion into the enrollment criteria for the Algorithm Training Clinical Study

●     Proportion of pediatric subjects needed to complete Algorithm Training is identified for inclusion into the enrollment criteria for the Algorithm Training Clinical Study

●     Total sample size of the Algorithm Training Clinical Study is decided, based on the estimate sensitivity and specificity of clinical judgment as computed from ePOC clinical judgment annotations.

Algorithm performance to exceed 88% sensitivity and 88% specificity (using pixel-based metrics per POC Study).

				Q1 2021	Base
1.3.8.1	IRB Study Protocol for Algorithm Training Clinical Study	Initial draft of IRB protocol and objectives for Algorithm Training Study	IRB protocol drafted that addresses changes to study method and design in preparation for Phase I Review Meeting (e.g., IPR).	Q1 2021	Base
1.4.1.1	Initiate Device Design Control	Master verification and master validation plan for the DV-SS device	Describe the planned testing activities for SS Device.	Q3 2019	Base

WBS #	Task Name	Deliverable	Success Criteria	Timing	Phase
1.4.1.3	Verification of Design Inputs	Summary of the verification testing results for the DV-SS device.	SS Investigational Device design inputs are verified, and the system obtains images that are functionally equivalent to the old FW multispectral imager. The system is ready for transfer to manufacturing to be built for the ePOC Clinical Study.	Q3 2019	Base
1.4.1.2	Update DV-SSP User Needs and Design Specifications Documents	User Needs Document	User Needs are identified, reviewed by BARDA, and established in SMD’s quality system.	Q4 2020	Base
1.4.2.1	Collect Voice of the Customer	User feedback questionnaire	BARDA approves user feedback questionnaire prepared by SMD prior being utilized to collect user feedback	Q3 2019	Base
1.4.2.2	SSP Concept decision	SSPc vs SSPh devices evaluation report

Capability assessment report demonstrating SMD’s ability to design, develop, and manufacture the transition to a SSPh device. SSPc and SSPh specifications can be compared, to select Minimum Viable Product

				Q4 2019	Base
1.4.2.3	Initiate Device Design Control	Master verification and master validation plan for the SSP device	Describe the planned testing activities for SSP device.	Q3 2019	Base
1.4.2.4	Risk Management File	Product Risk Analysis	Product risk analysis is conducted and results documented to include: results, risk evaluation results, risk control measures, residual risk evaluation results for each identified hazard, evaluation of overall residual risk including the evaluation and rationale for acceptance of the acceptable residual risks.	Throughout development	Base

WBS #	Task Name	Deliverable	Success Criteria	Timing	Phase
1.4.2.10	EP Verification Testing	Report documenting investigational DV-SSP EP verification testing	Investigational engineering prototype of the DV-SSP device is constructed and capable of capturing image data for burn analysis. The system is ready for use in Usability Analysis.	Q2 2020	Base
1.4.2.12	EP System validation Testing	Report documenting Investigational DV-SSP EP validation testing	Investigational DV-SSP EP device is built and passes validation testing	Q3 2020	Base
1.4.3.3	Remanufacture of FW into SS Investigational Device	Two FW devices are remanufactured by CM into (2) SS Investigational Devices Built	Two SS Investigational Devices for ePOC Study are ready to be delivered to study Sites 1 and 2.	Q3 2019	Base
1.4.3.4	Stage 2 SS Investigational Device Manufacturing	Four (4) SS Investigational Devices Built for ePOC Study	4 SS Investigational Devices Built for ePOC Study Stage 2 and in house to support release control and testing	Q2 2020	Base
1.4.4	Quality Assurance	Risk Management Procedure	Update existing procedure to clarify risk management process and documentation requirements as indicated in CAPA-19- 01.	Q3 2019	Base
1.4.4	Quality Assurance	Design Controls Procedures	Create lower-level procedures/SOPs that provide detailed instructions/steps related to creation and control of design input/output deliverables and documentation.	Q3 2019	Base
1.4.4	Quality Assurance	Personnel Training Design Controls: Engineering Memo to DHF	Memo to DHF will be issued by Engineering to indicate that the Trace Matrix TA-16-001 was inadvertently not updated to reflect the Human Factors Validation which was completed as documented in Report C-REP-16-003.	Q3 2019	Base

WBS #	Task Name	Deliverable	Success Criteria	Timing	Phase
1.4.4	Quality Assurance	Personnel Training Procedure	SMD will update existing procedure to create forms that will define requirements for new employee training (on-boarding) and for individual employee training matrix based on assigned responsibilities.	Q3 2019	Base
1.4.4	Quality Assurance	Equipment Control Procedure	Update procedure to clarify requirements for internal tracking and use of calibrated equipment.	Q3 2019	Base
1.4.4	Quality Assurance	Purchasing Controls Procedure	Update existing procedure to clarify requirement for Supplier Quality Agreement based on supplier type.	Q3 2019	Base
1.4.4	Quality Assurance	Internal QMS Audit	Internal audit of the entire SMD QMS will be performed by a qualified independent 3rd party per the approved Quality Audit Plan (reviewed by BARDA during Feb 4, 2019 visit).	Q4 2019	Base

Table 5 – Go / No-Go Decisions gates

WBS #	WBS Name	Go / No-Go Decision Gate	Entrance criteria	Decision	Timing	Option
1.3.2.5	ePOC Clinical Study Medical Device Deployment Site 2 – LSUHSC	Ship 1 FW and 1 SS devices to LSUHSC prior SIV	Contract documentation with LSUHSC in place and clinical Site ready to enter study	Decision made on shipping 1 FW and 1 SS devices to LSUHSC prior SIV and subject enrollments	Q3 2019	Base
1.3.7.4	SS MSI Subsystem Comparison to FW MSI Subsystem	SS MSI Subsystem versus FW MSI Subsystem	SMD provides data analysis based on data collected from the first 24 subjects in the ePOC Study	Determine if new SS MSI subsystem can replace the current FW MSI subsystem in the DeepView device.	Q4 2019	Base
1.4.2.2	SSP Concept Decision	SSPc or SSPh	SMD presents evaluation report between two final SSP concepts [cart-based (SSPc) and hand held (SSPh)] to BARDA	Make a decision on which of the two concepts will be final SSP product.	Q3 2019	Base

OPTION 1 (PHASE II: ALGORITHM TRAINING CLINICAL STUDY)

Objective: The main goal of the Option 1 portion of the contract is to successfully test the number of study subjects at multiple clinical sites determined as sufficient in the Base contract and optimize the algorithm development to a clinically relevant statistical endpoint as determined by FDA during the Base period. In order to decrease contract execution risks driven by the large number of clinical sites and large number of subjects to be enrolled in the training study, Spectral MD will adopt a ramping-up approach through a two-staged clinical study approach. The first study will be funded under Option 1-A and the second study will be under the second Option, Option 1-B. This will allow SMD to ramp-up clinical sites in a manageable way, in alignment with SMD resources.

As part of Option 1-A scope, up to 5 clinical sites will be initiated and approximately 100 adult and pediatric patients will be enrolled for the algorithm training study. This clinical training study at up to 5 sites will be referred to as Clinical Training Study A.

The second clinical study stage, which will be referred as Clinical Training Study B, will encompass up to 12 clinical sites, to include the clinical sites utilized during Clinical Study 1-A and up to 7 additional clinical sites. Clinical Training Study B will target enrollments of up to 150 adult and pediatric patients.

The total proposed number of subjects to be enrolled under Option 1-A and Option 1-B (250 subjects) is based on Training Study sample size estimation conducted by SMD under the base Phase. Prior execution of Option 1-A and Option 1-B, SMD will confirm this number will accurately representing the data needed to meet the Clinical Training Study 1-A and Clinical Training Study 1-B combined.

Upon completion of Clinical Training Study A and Clinical Training Study B, the visual output from the device will be finalized in a clinically useful way for the practicing clinician. In addition, Spectral MD will lock down the design process for the DV-SSP device and the algorithm to be used later in the validation clinical study.

Figure 1 depicts the timeline and scope proposed for Option 1-A and Option 1-B.

Figure 1- Option 1 Timeline

To meet these purposes, Spectral MD will complete the tasks listed under the two following Options: Option 1-A and Option 1-B as described in the following section.

2.	OPTION 1-A

SMD shall perform the following tasks and subtasks in accordance with the agreed upon Option 1-A IMS, which shall further detail the conduct of the specific tasks and subtasks.

2.1	Program Management (WBS 2.1)

2.1.1	Project Planning and Initiation

2.1.1.1	Crossed Linked SOW and WBS

SMD shall prepare and maintain a Work Breakdown Structure (WBS) agreed upon by the Government for reporting on the contract Option 1-A. The Option 1-A WBS shall be discernable and consistent, and crossed linked with the Option 1-A Statement of Work (SOW). SMD shall prepare and maintain a responsibility matrix outlining responsibility for key activities and deliverables defined in the agreed- upon SOW.

2.1.1.2	IMS Preparation

Within 75 calendar days of the effective date of the Option 1-A contract, SMD shall submit a first draft of an Option 1-A Integrated Master Schedule (IMS) to the Contracting Officer (CO) and Contracting Officer’s Representative (COR) for review and comment. The IMS will be used to monitor performance of the contract. SMD shall include the key milestones and Go/No-Go Decision Gates as defined in the agreed-upon Option 1-A SOW.

2.1.1.3	EVMS Framework Establishment

No Earned Value Management System (EVMS) reporting will be provided under this Option.

2.1.1.4	Risk Management Plan Preparation

SMD shall develop a risk management plan within 75 days of contract award highlighting potential problems and/or issues that may arise during the life of the contract; their impact on cost, schedule, and performance; and appropriate remediation plans. This plan should reference relevant Option 1-A WBS elements where appropriate.

2.1.1.5	Project Monitoring and Tracking.

SMD shall monitor and track day to day progress of all Option 1-A project activities, including subcontractor and consultants, and update timelines. SMD will hold internal meetings for status updates and when project decisions are needed and SMD shall document decisions and key takeaways in meeting minutes to be kept as records in the project management folder.

The SMD Senior Project Manager shall coordinate monthly teleconferences with the BARDA Project Coordinating Team (PCT). The Senior Project Manager shall be responsible for providing any presentation materials and agenda to the BARDA CO/COR no later than 2 business days before the meeting. In addition, the SMD Senior Project Manager shall be responsible for providing meeting minutes to the BARDA CO/COR no later than 5 business days after conclusion of the meeting.

The SMD Senior Project Manager shall be responsible for holding “touch base” teleconferences with the BARDA CO/COR to occur bi-weekly, which can be adjusted as necessary. The SMD Senior Project Manager shall provide project task updates using the template to be provided by the BARDA COR/CO (Meeting summary can be provided by the Senior Project Manager via email as necessary and formal meeting minutes may not be required unless specified by the BARDA COR).

2.1.2	Federal Reporting.

The Senior Project Manager will be the main liaison point of contact responsible for effective communication with the CO and the COR during the Option 1-A contract. All contractual documentation and BARDA requests for information and regular project status updates shall be submitted by the Senior Project Manager by email to the CO and COR as well as uploaded in eRoom.

2.1.2.1	EVMS and Financial Tracking

SMD shall utilize the Project Progress Management tools/techniques established in the Base contract to track and monitor the cost and schedule of the project. SMD and the government agree that at a minimum, SMD shall utilize the cost and schedule tools/techniques in the contract deliverables list (see Table 7) for project management purposes. SMD shall submit the project progress management report to the CO and COR on a monthly basis.

2.1.2.2	Integrated Master Plan

The Senior Project Manager will maintain the Option 1-A Integrated Master Schedule and WBS to ensure it reflects the Option 1-A scope and timeline as agreed by BARDA. The Integrated Master Plan shall include key milestones with “Go/No-Go” decision criteria (entrance and exit criteria for each phase of the project). The Option 1-A project plan should include, but not be limited to, milestones in manufacturing, non-clinical and clinical studies.

2.1.2.3	Contract Modification Requests, SOW and WBS

During the course of the Option 1-A contract performance, in response to a need to change IMS activities as baselined, SMD shall submit a Deviation Report. This report shall request a change in the agreed upon IMS and timelines. This report shall include: (i) discussion of the rationale/justification for the proposed change; (ii) options for addressing the needed changes from the agreed upon timelines, including a cost- benefit analysis of each option; and (iii) recommendations for the preferred option that includes a full analysis and discussion of the effect of the change on the entire product development program, timelines, and budget. The Senior Project Manager shall prepare and submit contract modification requests when necessary. Upon approval of BARDA, the Senior Project Manager shall update the Option 1 SOW to ensure that it reflects the project scope as agreed upon with BARDA.

2.1.2.4	Risk Management Plan

The Senior Project Manager shall maintain and manage the Option 1-A risk management plan to ensure it includes project risks per the approved project scope as agreed by BARDA and proposes a mitigation plan for each risk. Updates to this plan shall be included, at a minimum, on a quarterly basis (every three months) in the monthly Project Status Report during the Option 1-A contract.

2.1.2.5	Monthly Financial Reports and Invoices

SMD shall deliver one invoice on a monthly basis during the Option 1-A contract to include all Costs and a Project Status Report. The monthly reports shall address the same items as Option 1-A contract Monthly reports.

2.1.2.6	PCT Reporting

Similar to the Base Contract phase, the SMD Senior Project Manager shall coordinate monthly teleconferences with the BARDA Project Coordinating Team (PCT), which can be adjusted as necessary. The Senior Project Manager shall be responsible for providing any presentation materials and agenda to the BARDA CO/COR no later than 2 business days before the meeting. In addition, the SMD Senior Project Manager shall be responsible for providing meeting minutes to the BARDA CO/COR no later than 5 business days after conclusion of the meeting.

The SMD Senior Project Manager shall be responsible for holding “touch base” teleconferences with the BARDA CO/COR to occur at least bi-weekly, which can be adjusted as necessary. The SMD Senior Project Manager shall provide project task updates using the template to be provided by the BARDA COR/CO (Meeting summary can be provided by the Senior Project Manager via email as necessary and formal meeting minutes may not be required unless specified by the BARDA COR.

All contractual documentation and BARDA requests for information and regular project status updates shall be submitted by the Senior Project Manager by email.

2.1.3	Operations Management.

2.1.3.1	Administrative and Legal Support

The project management team and legal staff will be responsible for developing and managing compliant subcontracts, consulting, and other legal agreements during Option 1-A.

2.1.3.2	Contractual Data Management

SMD shall maintain the data management process established in the Base contract phase, including transmission, storage, confidentiality, and retrieval of all contractual data.

2.1.3.3	Procurement and vendor management.

SMD will track and manage purchases of material and supplies in scope of the Option 1-A contract and required to complete activities and deliverables within the scope of work for the Option 1-A period.

2.1.3.4	Accounting and Financial Tracking

The financial team and program management will be responsible for financial management and tracking on all activities conducted by SMD and any subcontractors during Option 1-A.

2.1.3.5	Hiring

SMD will conduct activities to recruit, hire, and train personnel that are required to complete the Option 1-A contract work effort within schedule and within budget.

2.1.3.6	Project Communication

All communication between BARDA and SMD in regard to this SOW shall be the responsibility of the Senior Project Manager and always involve the BARDA COR/CO during Option 1-A. The Senior Project Manager can include other SMD project members or delegate responsibilities to qualified individuals she if she is not available. If it is not possible to involve the BARDA CO/COR due to a legitimately urgent deadline, the Senior Project Manager shall be responsible for providing the details of the communication to the BARDA COR/CO by email at her soonest availability which shall include a summary of the discussion and the list of all individuals involved.

2.1.4	Program Review Planning

Upon completion of the Clinical Training Study as defined in Section 2.3, SMD will prepare and present the results of the Clinical Training Study A Data Analysis Report and lessons learned to BARDA in a program review meeting. This meeting will be attended by BARDA and SMD and take place at a location designated by BARDA.

During this Program Review meeting, SMD will present results against the Clinical Training Study A goals as established in the Clinical Study A Data Analysis Plan. In addition, SMD will propose an execution plan for the next Option, Option 1-B. The company regulatory plan will be reviewed to gain approval from the BARDA PCT team on the future interactions with FDA as well as the company strategy to commercialize the device. In addition, an execution plan for Option 1-B will be proposed and reviewed.

2.2	Regulatory (WBS 2.2)

2.2.1	Regulatory Plan Update.

The regulatory team will begin Option 1-A with an update of the existing Regulatory Plan. Additionally, SMD will revise the Data Development Plan based on feedback received from FDA-CDRH on Dec 20, 2018. The updated document will include clinical workflows and information about integration of the device into the clinical workflow in SMD’s future submission. Per FDA-CDRH request, the revised Data Development Plan will also include a list of the nonclinical testing that will be performed prior to premarket submission to the FDA.

2.2.2	Informational pre-submission S007.

Concurrent to the beginning of Clinical Training Study A study, SMD will hold an informational pre- submission (S007) meeting with the FDA-CDRH. This meeting will have two primary goals:

i.	Inform FDA on Burn Wound Care to show how the DeepView product will be used in this clinical context and how the DeepView device will be beneficial in the clinical context.

a.	Using process description and clinical images, SMD will introduce the steps involved in the Burn patient journey and how the DeepView will be utilized to assist the Clinician in determining Burn Care treatment.

ii.	Clarify the intended use of the DeepView device for Routine Burn Care; this discussion will include clarifying the processes driving burn Triage and how the device can be useful for Triage in a Mass Casualty Scenario.

Slides for this information pre-submission S007 will be submitted to BARDA for review by the PCT team prior to submission to the FDA.

2.2.3	DV-SSP Labeling Development.

SMD will devote a large effort on designing the contract deliverable, the DV-SSP device. This device will meet burn care user needs and be developed for the burn care market. The DV-SSP device is expected to include the DV-SS Imaging Subsystem as the optical hardware. Upon completion of the DV-SSP design, the Regulatory team will begin development of the device labeling. They will develop a plan for the language used in the labeling of the device, draft an Instruction for Use (IFU), draft labeling for device packaging, and work with a User Experience Design Firm to develop the IFU for consumers.

2.3	Algorithm Training Clinical Study 1-A (WBS 2.3)

2.3.1	Training Clinical Study A

Up to five (5) Clinical Sites will be initiated to conduct the Algorithm Training Study A after study Site initialization. They will enroll a total of approximately 100 subjects, and SMD will conduct periodic SMVs throughout the duration of the training study A.

2.3.1.1	Training Clinical Study A Initiation Contract Negotiation To initiate the Training Study A, the SMD Clinical Team will compile all necessary clinical study documentation, including a Clinical Trial Agreement (CTA) and initiate budget negotiations with up to five (5) study Sites.

2.3.1.2	Training Clinical Study A Initiation Contracts Documentation

IRB approved protocol. SMD will collect approval of the institutional review board (IRB) at each of the sites selected and approved for participation in the Clinical Training Study A. This protocol will be prepared to cover all scope of the Clinical Training Study A and B. This file will contain all essential documents for the Training Study, such as approved clinical protocol, consent forms, assent forms, study team training log and documentation. Upon completed review, the IRB will provide approval via an approval letter which will be documented as part of the Trial Master File. Upon receipt of the IRB approval letter, SMD Clinical Team will ensure that Regulatory Binders are created, and that a monitoring plan is in place before initiation of the Training Study.

Develop study Site training materials. SMD will develop materials intended to provide standard and study–specific training for clinical Site personnel in multiple areas including: clinical protocol training, related SOP training, processes and procedures training, EDC training, data collection training, SAE training, human subject protection training. A training log will be generated to document training performed at clinical Sites.

2.3.1.3	Training Clinical Study A EDC and Other Supporting Agreements

Pathology laboratory agreement. SMD will discuss the clinical protocol with Cockerell pathology laboratory and enlist their support to complete the Training Clinical study A via a signed contract.

EDC Configuration. SMD will continue to use the electronic data capture (EDC) management system selected as part of Base Phase contract. The electronic data capture system will be updated as needed to incorporate user feedback received during the ePOC study or the training study and will be deployed at all clinical sites initiated for the Training Study A. SMD will ensure that CRFs are finalized, and will initiate clinical staff training on study Site to ensure that all Site users have proper access to the EDC system.

Truthing process. A procedure for training members of the truthing panels formed in the ePOC Study will be shared with all sites. This procedure will include clear instructions on the methods truthing panels will follow to draw images that will be used as ground truth during algorithm development. A subset of these methods will include how panel members will extrapolate burn depth assessments beyond the boundaries of a punch biopsy taken from the burn. In accordance with the Training Clinical Study protocol, an independent burn expert who does not practice at the study Site and does not directly care for any subject enrolled in the clinical study at that specific site, will be engaged to provide independent truthing analysis of the DeepView imaging data throughout the whole enrollment phase at the clinical Site. A signed agreement will be signed between SMD and the independent truthing surgeons.

2.3.1.4	Training Clinical Study A Site Initiation Visit (SIV)

SIV: SMD clinical team will attend the SIV in order to provide the necessary training on procedures and the clinical protocol to ensure successful conduction of the Training study, which includes: image collection; biopsy collection; wound healing assessment; Clinical Judgement Annotation; EDC training; and training of the truthing panel according to the Truthing procedure. SMD will provide answers to any medical questions related to performance of the trial and review the Investigator Site File to ensure all necessary documentation has been collected and prepared prior to study initiation. The Training Study PIs will be introduced to and trained on the truthing software tools as needed in preparation for their initial truthing. Following the SIV, an SIV report shall be prepared and submitted to BARDA. Upon completion of the SIV report and ensuring that all required documents are accurate and complete, the clinic shall receive SMD approval (“Go Letter”) to begin screening and enrolling subjects in the Training Study.

During the SIV, SMD shall ensure the study devices have been cleared for use in the hospital setting by the Clinical Site Biomedical Engineering department. Once the SIV is complete, each site can begin enrolling subjects. Training will be documented in the training log.

2.3.1.5	Training Clinical Study A Monitoring

Upon completion of the SIV and approved Go letter issued to each Training Study Clinical Site, subjects will be enrolled per the Training clinical protocol for data to be collected to train the algorithm.

Routine onsite monitoring visits (RMVs) will be scheduled at least once every 10 weeks by SMD during the study to ensure that the Training Study Site is following Good Clinical Practice (GCP) guidelines.

These visits are critical for SMD to follow the progress of the Training study Site to enroll subjects in the Training Study protocol and gather required data. In-person meetings shall be held with SMD and study investigators at the study Site at key time points to ensure subjects are enrolled appropriately and data is collected in accordance with the protocol, per the Training Study Monitoring Plan. These monitoring visits will include Regulatory Management and Quality Assurance activities. SMD’s responsibilities will include maintenance of the Trial Master File (TMF), regular communication with the study PIs, ensuring enrollment is on pace, and ensuring that all data is collected according to the study protocol. SMD will ensure data is collected in a manner that is useful to the Data Analysis team. Any protocol adjustments or revisions will be overseen by SMD Clinical Team (in consultation with the Chief Scientist and CEO to ensure that changes do not negatively affect the activities of the Data Analysis team and medical requirements) for IRB approval. Any proposed clinical protocol revisions will be submitted to BARDA for discussion, and a gate check with BARDA must be cleared before the protocol revision can be submitted to the Training Study Site for review. Remote and on-Site monitoring activities during the duration of the Clinical Training Study A enrollment at each Training Study Site will include the following:

i.	Monitor source documents to electronic data capture system for completeness and accuracy through verification of subject records and source documentation. Verify that all subjects meet inclusion/exclusion criteria and ensure proper informed consent.

ii.	Review all source records for patient safety and ensure complete documentation of all subject safety events;

iii.	Review regulatory binder to ensure complete, accurate, and up-to-date regulatory compliance at the Site.

iv.	Ensure compliance with protocol and all required guidelines;

v.	Provide Sites with necessary study supplies and develop a replenishment process;

vi.	Train Site personnel on study procedures and provide documentation of training. Ensure that study personnel are qualified by experience and training to perform assigned tasks. Conduct ongoing training and refresher courses as needed throughout the course of the study;

vii.	Ensure investigator involvement in the study and Institutional Review Board/Ethics Committee oversight;

viii.	Follow through after visits to see that all outstanding requests/needs are fulfilled;

ix.	Raise issues of significance to the appropriate level for resolution;

x.	Help Site navigate informed consent issues and support Institutional Review Board approval process;

xi.	Continued maintenance of the Investigator Site File and the Trial Master File (updated CVs, current licenses, Delegation of Authority, screening and enrollment logs);

xii.	Safety event reporting and follow-up.

2.3.1.6	Clinical Training Study A Truthing Sessions

The SMD clinical team will coordinate with independent truthing surgeons and will attend truthing sessions for all enrolled subjects to ensure adherence to the Clinical Training Study protocol. Truthing sessions may be combined whenever possible to truth multiple subjects simultaneously. SMD will assist in preparing a truthing packet that will include all the clinical data needed for the truthing panel to complete the truthing session with no interference with the decisions made by the truthing panel. SMD will record image feedback and image quality reporting upon completion of the truthing session. SMD will ensure data transfer back to the SMD facility, for the Algorithm Team to use the data for analysis.

2.3.2	Device Support for Training Study A

SMD will support the imaging devices deployed in the Clinical Training Study A. This includes: device deployment; field service boxes; device updates to address bugs or efficiency issues in software and hardware; and field service visits.

2.3.2.1	Device deployment.

SMD’s engineering team will ensure that the DV-SSP Engineering Prototype devices at all five centers are calibrated and functional throughout the duration of the Training Study A. This includes deploying 1 DV- SSP Engineering Prototype device at each of the clinical study centers prior to the SIV.

2.3.3	Engagement with Clinical Research Organization (CRO)

SMD will develop a process to assess and qualify CROs. Using this process, SMD will assess potential CROs and will engage with the selected CRO for this group to monitor the Algorithm Training Clinical Study and the Algorithm Training Clinical Study. BARDA’s approval will be requested via a COA request.

2.3.3.1	Device Updates to Facilitate Clinical Training Study

SMD will perform engineering and software modifications to fix software bugs or introduce new features to the investigational devices deployed at the Clinical Training Study sites. Feedback and issues reported by clinical study site personnel or other sources with the device hardware or software will be recorded.

Feedback will be entered into SMD’s ticket tracking system and subsequently addressed. Changes to the DV-SSP investigational devices or any calibration or maintenance procedure will be documented into SMD’s quality system. Upon release of a device update, the field service team will implement the update on the devices located at the clinical study Sites.

SMD shall make BARDA aware of any intended major change to the devices that would affect patient evaluation for generating clinically relevant images at least 5 business days prior to implementation.

2.3.3.2	Field Service Visits

The DV-SSP device maintenance and calibration will be conducted on devices deployed at the clinical study Sites. This will occur during routine Field Service Visits by SMD’s engineering team. Field Service Visits will occur every 30 to 60 days for each active clinical study Site. SMD will also perform service on an as-required basis. Upon completion of these visits, SMD will prepare and submit a field service report, based on the DV-SSP preventive maintenance and calibration protocol.

2.3.4	DV-SSP Algorithm

2.3.4.1	Training Study - Data Analysis Plan

The algorithm Training Study will be conducted in two phases, part ‘A’ and part ‘B’. Part ‘A’ will start and finish in this option, (Option 1-A).

Prior to initiation of the Training Study, the Algorithm Team will draft a Training Study Data Analysis Plan to include part ‘A’ and part ‘B’ of the study. This plan will include detailed descriptions of the analysis methods that will be employed to investigate the objectives of both part ‘A’ and part ‘B’ of the Training Study. These objectives include:

i.	collecting adequate data for algorithm training that is representative of the intended use population;

ii.	finalizing the architecture and training of the DeepView image processing algorithm for assessing burn-healing potential;

iii.	updating our estimation of current clinical burn assessment through the collection of Clinical Judgment Annotations; and

iv.	providing a sample size calculation for the subsequent Algorithm Validation Study.

2.3.4.2	Data Management

Throughout the Training Study A, the Algorithm Team will maintain a database of all image and non- image data collected. Prior to entering new image data into the database, the Algorithm Team will verify the ground truth masks are correct following SMD’s internal mask verification procedure.

2.3.4.3	Algorithm Updates and Training Study A Interim Report

During the Clinical Training Study A, SMD will conduct a machine learning algorithm development iteration using the images obtained in the study. The result of this work will be the completion of the Algorithm Training Study A Interim Report.

2.3.4.4	DV-SSP Algorithm programming.

The Algorithm Team will begin programming the analyses that are scheduled to be performed with the Algorithm Training Study A data. These programs will be tested and reviewed for errors. During this time, the Algorithm Team will also be optimizing algorithm performance and maintaining a database of all image data collected from the Algorithm Clinical Training Study A. Upon transfer of the data to this database, SMD will perform an analysis of the Training A data (once approximately 100 subjects have been enrolled and their data has been truthed by burn surgeons).

This analysis will encompass the following:

i.	The demographics contained within the database for algorithm training;

ii.	The current performance of the DeepView algorithm for burn healing assessment;

iii.	A comparison of DeepView algorithm performance against the anticipated algorithm performance at the current size of the training data set.

MILESTONE: Our milestone at this phase is to ensure the burn healing assessment algorithm performance gains are in-accordance with the sample size estimated at the initiation of the Training Study. To evaluate this milestone, SMD will compare the current algorithm performance to the learning curve used to estimate the sample size of the Training Study. Success criteria is to demonstrate that the specificity of the DeepView burn healing assessment is superior to the specificity of the clinicians’ burn healing assessment, while having equivalent sensitivity.

2.3.5	Clinical Study Sites Initial Screening and Assessment for Training Study B

SMD will initiate assessments of up to five (5) additional clinical sites which will be initiated under the Option 1-B of the Contract as part of the Clinical Training Study B.

A list of up to five (5) additional potential candidate sites as well as a Clinical Training Study B execution plan proposal will be presented to BARDA PCT team.

2.4	Device Design (WBS 2.4)

2.4.1	60601 Testing of Production Equivalent (PE) DV-SSP Devices

SMD will assess candidate 60601 testing facilities to ensure they qualify and meet cost and timeline constraints to support the contract. A contract will be negotiated between SMD and the selected testing facility.

SMD will work with the selected Test Laboratory to identify the required 60601 standards testing procedures that apply to the DV-SSP PE device. They will include, but are not limited to, IEC 60601-1-1 (Safety) and 60601-1-2 (EMI/EMC) testing including areas such as electromagnetic safety, and drop and/or tip testing.

The contracted Test Laboratory will develop the required plans and paperwork for the identified 60601 standards testing. These documents will be approved by SMD prior to testing.

The contracted Test Laboratory will conduct the identified 60601 standards testing per the developed plans using two (2) DV-SSP PE device(s) manufactured to complete Safety Testing and EMI/EMC Testing to meet 60601 requirements.

Standard testing data will be analyzed, a 60601 test report will be generated, and results will be reviewed by SMD prior to design updates and manufacturing additional DV-SSP Process Controlled EP devices for deployment to clinical sites for the Clinical Training Study A per section 2.3.2.

2.4.2	Contract Manufacturing

SMD will work with the Contract Manufacturer selected and approved in the Base phase contract to manufacture DV-SSP Investigational devices to conduct the 60601 testing identified in above section 2.4.1. DV-SSP design changes

Following successful testing per above Section 2.4.1, and based on the 60601 testing findings, SMD will complete an iteration of DV-SSP design changes, which will be documented in the Design History File of the DV-SSP device. These changes will be communicated and transferred to the contract manufacturer, following our Design Transfer Process.

SMD will work with the Contract Manufacturer selected and approved in the Base phase contract to manufacture DV-SSP Investigational devices (DV-SSP Process Controlled EP Devices) to support Clinical Training Study A in Option 1-A and Clinical Training Study B in Option 1-B as well as testing activities SMD’s test and release activities, and Contract manufacturing.

Table 8 describes the purposes for each device to be manufactured during Option 1-A.

Table 8 – Investigational Devices Manufacturing in Option1-A

Number of DV-SSP PE devices to be manufactured in Option 1-A	Purpose
Two (2)	Full 60601 testing (safety and EMI/EMC testing)
Ten (10)	Training Study A (up to 5 sites) and Training Study B (additional up to 5 sites)
Two (2)	Back-up devices for clinical sites if any device have failure
Two (2)	SMD Engineering Test and Release of Design Enhancements (1 for Systems Engineering and 1 for SW Engineering)
One (1)	To support Contract Manufacturing activities, for CM to incorporate any Design Enhancements or Process Updates into the Manufacturing Process
Total: seventeen (17) DV-SSP Process Control Engineering Protype Devices

2.4.3	DV-SSP PE Design and Development

2.4.3.1	Requirements and Design Plan update

Throughout the Option 1-A, based on 60601 test results as well as clinical feedback collected during the Clinical Training Study A, SMD will update the existing Design Requirements document for the DV-SSP device based on inputs collected in various clinics which include those treating amputations, burns, limb ischemia, and diabetic foot ulcers, as well as the findings of the 60601 testing per section 2.4.1. This will result in an updated set of design requirements that will drive the development of design outputs from engineering.

2.4.3.2	DV-SSP Design Updates

DV-SSP Optical, Electrical, Hardware and Software device design updates will focus on refining the design outputs generated in the contract Base Phase. SMD will finalize the development of the DV-SSP System and Application Software for the DV-SSP device that will include the user interface, imaging, and illumination system integration. They will do this work over two iterations of design.

User interface design and usability development will be conducted with a user experience design firm that will assist in the development of the user interface workflow and graphical assets. These designs will follow design control procedures and result in final software requirements and design documentation.

2.4.3.3	Perform Risk Management on Design.

SMD will perform and document risk management tasks, for example a dFMEA (Design Failure Mode and Effect Analysis), on the DV-SSP design and packaging.

2.4.3.4	DV-SSP Design Specifications Updates

Following completion of the DV-SSP optical, electrical, hardware, and software designs, a Final Design Specifications document for the SSP device will be approved.

2.4.3.5	DV-SSP Design Specification Review and Approval.

All design controls specification documentation for the DV-SSP device will be reviewed, updated, and approved during a Design Review.

2.4.4	Quality Assurance.

During the duration of the Option 1-A Contract, SMD shall establish and maintain a Quality Management System with sufficient content to include applicable elements contained in the Code of Federal Regulations Title 21 Part 820.

The Contractor shall establish process and procedures to ensure its Quality Management System and related processes are effective, and relevant aspects of design, development, production, and post-production activities are adequately controlled, maintained, and documented.

The Contractor shall ensure that the established Quality Management System is routinely audited for its effectiveness and compliance and, upon request, provide the audit findings and resolutions to the Government.

In addition, SMD will maintain a plan for annual trainings and internal audits. In the Option 1-A period, Internal audit of SMD QMS will be performed by a qualified independent third party per the approved Quality Audit Plan.

Internal audit of the SMD QMS will be performed by a qualified independent third party per the approved Quality Audit Plan to evaluate our current level of compliance to 21 CFR 820 and specific areas. These audits will allow SMD to correct any gaps or areas of concern within its QMS.

2.4.5	DeepView Usability Enhancements

SMD will assess possible additional functionality of DeepView such as to allow detection of additional markers of tissue viability assessment of healing and non-healing areas and / or other technology that could enhance DeepView usability for Burn applications.

●	Goal: Leverage the capability to integrate into the current DeepView system additional novel technology and detection modality which can synergize and add overall value to the decision assist function.

●	Approach: If a new technology capability becomes available with well justifiable data, IP clarity and business alignment, then a case could be made wherein addition of the new detection modality. SMD would need to demonstrate why the new technology would be synergistic and transformative beyond the system being developed. A risk- benefit assessment should include clear impact on the timeline, risks to product clearance and market penetration, staged introduction as well as the advantages, value proposition, impact and sustainability.

●	Deliverables: Analysis of the technology and define an integration plan for the aforementioned technology.

2.5	DeepView Burn and Clinical Market Engagement (WBS 2.5)

2.5.1	Training Development for Truthing Qualification Process

During Option 1-A, SMD will collaborate with Dr. Carter at the New Orleans Burn Center to develop a Training for Truthing Qualification Process. The main purpose of this course and demonstration of the DeepView device at the SRBC 2021 will be to:

1.	Design an inter-rater study to measure performance of a new Truther in comparison with experienced Truthers;
2.	Train potential Truthers
3.	Qualify new truthers for participation in Training Study

Training material will be prepared to facilitate the course, in collaboration with Dr. Carter. The class will be introduced at appropriate conferences, in agreement with Dr. Carter.

2.5.2	Clinical Engagement and User Feedback.

During the Algorithm Clinical Training Study A, SMD will capture and record user feedback. This will result in updates to the user requirements, address device issues, and drive the generation of new device features. SMD will maintain a system to receive feedback obtained from the clinical Training study A Sites 24-hours a day and seven days a week. SMD will engage with potential device end users (e.g., burn and wound practitioners, vascular surgeons and podiatrists, emergency department clinicians) and will visit the use environment (e.g., burn and wound care centers, vascular and podiatrist offices, outpatient and inpatient surgical Sites, emergency departments) to discuss the proposed imaging technology and obtain feedback.

Table 9 – Deliverables for Option 1-A Phase

WBS #	Task Name	Deliverable	Success Criteria	Timing	Phase
2.1.1.1	Crossed Linked SOW and WBS	Crossed Linked SOW and WBS Option 1-A	SOW and WBS are updated to reflect Option 1-A contract scope and are agreed upon by BARDA	Q3 2021	Option 1-A
2.1.1.2	IMS Preparation	Updated Integrated Master Schedule Option 1-A	Integrated Master Schedule is updated to reflect Option 1-A contract scope and is agreed upon by BARDA	Q3 2021	Option 1-A
2.1.1.4	Risk Management Plan Preparation	Risk Management Plan	Risk management plan is approved by BARDA	Q3 2021	Option 1-A
2.1.1.7	Monthly Reports, Financial Reports and Invoices	Monthly Report, Direct Labor Invoice and Invoice for all Other Costs.	Monthly report to summarize monthly progress is submitted to BARDA, Invoice for Direct labor, Invoice for all other Costs.	Monthly	Option 1-A
2.2.1	Regulatory Plan	Regulatory Plan	Updated Regulatory Plan based on feedback received from FDA- CDRH on S005	Q3 2021	Option 1-A
2.2.2	Informational pre- submission	Informational pre-submission (S007)	Informational pre-submission (S007) meeting with the FDA-CDRH to meet two goals: - Inform FDA on Burn Wound care to show how DeepView can be utilized and beneficial to clinician -Clarify device Intended use. Slides for this information pre-submission S007 will be submitted to BARDA for review by the PCT team prior to submission to the FDA.	Q3 2021	Option 1-A

WBS #	Task Name	Deliverable	Success Criteria	Timing	Phase
2.3.1.2	Training Study A Initiation Contracts Documentation	Training Study A Clinical Protocol	Training Study A clinical protocol is approved by BARDA and Clinical Site IRB at each clinical Site	Q3 2021	Option 1-A
2.3.2.1	Contract with Clinical Site Training Study A	Contract signed with Clinical Site	COA request approved by BARDA and Contract in place with clinical sites	Q3 2021	Option 1-A
2.3.2.4	Training Study A Clinical Site Initiation Visit (SIV)	SIV Go-Letter	SIV Go Letter is issued by SMD to each Training Study A Clinical Site	Q3 2021	Option 1-A
2.3.3.4	Field Service Visits	Devices maintenance and field service protocol	Preventive maintenance and calibration of DV-SSP devices in clinic	Every 30 to 60 days	Option 1-A
2.3.4.1	Training Study A Data Analysis Plan	Plan detailing analysis methods to be employed to investigate the Training Study A objectives.	Analysis methods for all four Training Study A study objectives are established and agreed upon.	Q3 2021	Option 1-A

WBS #	Task Name	Deliverable	Success Criteria	Timing	Phase
2.3.4.3	Training Study A Data Analysis Report

This report will contain results for the Algorithm Training Study A, which is the first part of the two-part training study. Therefore, the results of Training Study A are interim results. At this interim stage, SMD will report on the following:

i.    The demographics contained within the database for algorithm training;

ii.    The current performance of the DeepView algorithm for burn healing assessment;

iii.   A comparison of DeepView algorithm performance against the anticipated algorithm performance at the current size of the training data set.

MILESTONE: Our milestone at this phase is to ensure the burn healing assessment algorithm performance gains are in-accordance with the sample size estimated at the initiation of the Training Study. To evaluate this milestone, SMD will compare the current algorithm performance to the learning curve used to estimate the sample size of the Training Study.

			Success criteria is to demonstrate that the current performance is within the 95% prediction interval of the learning curve.	Q1 2022	Option 1-A
2.4.1	Verification of Design Inputs	Summary of the verification testing results for the DV-SSP device.	DV-SSP Investigational Device design inputs are verified. The system is ready for use in clinic for Training Study A	Q3 2021	Option 1-A

WBS #	Task Name	Deliverable	Success Criteria	Timing	Phase
2.4.3	Update DV-SSP User Needs and Design Specifications Documents	Design Specification Document	Design Specification Documents are established in SMD’s quality system.	Q3 2021	Option 1-A
2.4.5	Risk Management File	Product Risk Analysis DV-SSP	Product risk analysis is conducted and results documented to include: results, risk evaluation results, risk control measures, residual risk evaluation results for each identified hazard, evaluation of overall residual risk including the evaluation and rationale for acceptance of the acceptable residual risks.	Throughout development	Option 1-A
2.4.2	DV-SSP Investigational Device Manufacturing for testing and Study A and Study B, Testing Activities, CM development.	Seventeen (17) DV-SSP Investigational Devices Built for Testing and Training Study A and study B, Testing activities and CM development	17 DV-SSP Investigational Devices Built for 60601 testing and Training Study A and Study B and in house to support release control and testing	Q3 2021	Option 1-A
2.4.8	Quality Assurance	Internal QMS Audit	Internal audit of the entire SMD QMS will be performed by a qualified independent 3rd party per the approved Quality Audit Plan	Yearly	Option 1-A
2.4.9	DeepView Usability Enhancements	Assess other technology that could enhance DeepView usability for Burn applications	Analysis of the technology and integration plan for the technology	Q4 2021	Option 1-A
2.5.5	User Feedback	User feedback document	The User Feedback document will be updated based on User Inputs collected during Training Study A	Q1 2022	Option 1-A

Table 10 – Go / No-Go Decisions gate Option 1-A

3.	OPTION 1-B

During Option 1-B, SMD shall perform the following tasks and subtasks in accordance with the agreed upon Option 1-B IMS, which shall further detail the conduct of the specific tasks and subtasks.

3.1	Program Management (WBS 3.1)

3.1.1	Option 1-B Initiation and Planning.

3.1.1.1	Crossed Linked SOW and WBS

SMD shall prepare and maintain a Work Breakdown Structure (WBS) agreed upon by the Government for reporting on the contract Option 1-B. The structure of the Option 1-B Work Breakdown Structure will be the same as the structure established in Option 1-A contract. SMD shall prepare and maintain a responsibility matrix outlining responsibility for key activities and deliverables defined in the agreed- upon SOW.

3.1.1.2	IMS Preparation

Within 45 calendar days of the effective date of the Option 1-B contract, SMD shall submit a draft Option 1-B Integrated Master Schedule (IMS) to the Contracting Officer (CO) and Contracting Officer’s Representative (COR) for review and comment. The IMS will be used to monitor performance of the contract. SMD shall include the key milestones and Go/No-Go Decision Gates as defined in the agreed- upon Option 1 SOW.

3.1.1.3	EVMS Framework Establishment

n/a

3.1.1.4	Risk Management Plan Preparation

SMD shall update the existing risk management plan developed in Option 1-A to highlight potential problems and/or issues that may arise during the life of the contract; their impact on cost, schedule, and performance; and appropriate remediation plans. This plan should reference relevant Option 1 WBS elements where appropriate. Updates to this plan shall be included, at a minimum, on a quarterly basis (every three months) in the monthly Project Status Report during the Option 1-B contract.

3.1.1.5	Project Monitoring and Tracking.

SMD shall continue to monitor and track day to day progress of all Option 1-B project activities, including subcontractor and consultants, update timelines. SMD will hold internal meetings for status updates and when project decisions are needed and SMD shall document decisions and key takeaways in meeting minutes to be kept as records in the project management folder.

3.1..2	Federal Reporting.

The Senior Project Manager will stay the main liaison point of contact responsible for effective communication with the CO and the COR during the Option 1-B contract. All contractual documentation and BARDA requests for information and regular project status updates shall be submitted by the Senior Project Manager by email to the CO and COR as well as uploaded in eRoom.

3.1.2.1	EVMS and Financial Tracking

SMD shall utilize the Project Progress Management tools/techniques established in the Base contract to track and monitor the cost and schedule of the project.

3.1.2.2	Integrated Master Plan

The Senior Project Manager will maintain the Option 1-B Integrated Master Schedule and WBS to ensure it reflects the Option 1-B scope and timeline as agreed by BARDA. The Integrated Master Plan shall include key milestones with “Go/No-Go” decision criteria (entrance and exit criteria for each phase of the project). The Option 1-B project plan should include, but not be limited to, milestones in manufacturing, non-clinical and clinical studies, and regulatory submissions.

3.1.2.3	Contract Modification Requests, SOW and WBS

During the course of the Option 1-B contract performance, in response to a need to change IMS activities as baselined, SMD shall submit a Deviation Report. This report shall request a change in the agreed upon IMS and timelines. This report shall include: (i) discussion of the rationale/justification for the proposed change; (ii) options for addressing the needed changes from the agreed upon timelines, including a cost- benefit analysis of each option; and (iii) recommendations for the preferred option that includes a full analysis and discussion of the effect of the change on the entire product development program, timelines, and budget. The Senior Project Manager shall prepare and submit contract modification requests when necessary. Upon approval of BARDA, the Senior Project Manager shall update the Option 1 SOW to ensure that it reflects the project scope as agreed upon with BARDA.

3.1.2.4	Risk Management Plan

The Senior Project Manager shall maintain and manage the Option 1-B risk management plan to ensure it includes project risks per the approved project scope as agreed by BARDA and proposes a mitigation plan for each risk.

3.1.2.5	Monthly Reports, Financial Reports and Invoices

SMD shall deliver one invoice on a monthly basis during the Option 1-B contract to include all Costs and a Project Status Report. The monthly reports shall address the same items as Base contract Monthly reports.

3.1.3	Operations Management.

3.1.3.1	Procurement and vendor management.

SMD will track and manage purchases of material and supplies in scope of the Option 1 contract and required to complete activities and deliverables within the scope of work for the Option 1-B period.

3.1.3.2	Accounting and Financial Tracking

The financial team and program management will be responsible for financial management and tracking on all activities conducted by SMD and any subcontractors during Option 1-B.

3.1.4	Next Phase Planning

Phase II Review Meeting (with BARDA) (In Process Review). SMD will prepare and present the results of contract Phase II (Option 1-B) to BARDA in project review meeting. This meeting will be attended by BARDA and SMD and take place at a location designated by BARDA.

3.2	Regulatory (WBS 3.2)

3.2.1	Regulatory Plan Update.

The regulatory team will maintain the existing Regulatory Plan and respond to questions received from FDA throughout the Breakthrough Designation interactions.

3.2.2	DV-SSP Labeling Development.

SMD will finalize the development of the device labeling in preparation of submittal to FDA.

3.2.3	Pre-Submission Meeting S008.

Regulatory affairs will prepare for a pre-submission meeting with FDA-CDRH to obtain feedback regarding the following elements in support for a final market approval submission:

1.	Indications for use with defined use environment(s).
2.	Clinical Evaluation Plan to ensure that SMD has fulfilled its clinical data requirements for a market submission. The plan will define all the stages that have been carried out and the proposed final pivotal (validation) study.
3.	Pivotal Diagnostic Clinical Performance (Validation) Study design, including the Clinical Performance Standard that will be used.
4.	Proposed Standard of Care (SOC) benchmark to be used to evaluate the clinical benefit of the device.
5.	Risk assessment and proposed mitigations for false positive/false negative.
6.	Proposed plan for future clinical investigations for the ED use environment, including an estimated sample size, utilizing preliminary results of the Training Study B.

3.3	Algorithm Clinical Training Study B (WBS 3.3)

3.3.1	Initiation Phase with additional clinical sites.

SMD will negotiate the contractual agreement with the CRO selected during Option 1-A and work with the CRO to initiate up to ten (10) additional clinical burn sites as identified in Option 1-A as depicted in Section 2.3.5 (Clinical Study Sites Initial Screening and Assessment for Training Study B) to enroll subjects in the algorithm Clinical Training Study B and up to four (4) Emergency Department (ED) sites to enroll subjects in ED setting. SMD will participate in an initialization phase at these sites with the CRO to engage with PIs and independent burn surgeons for Ground Truthing during the Training Study B. Each site will be assessed to ensure they qualify for participation in the training study.

3.3.2	Clinical Training Study B

Up to fifteen (15) Clinical burn Sites and up to four (4) ED sites will be initiated to conduct the Algorithm Training Study B after study Site initiation. These sites will include the sites that participated in clinical study A. Approximately 150 subjects (adults and pediatric subjects) will be enrolled across all burn sites and 20 subjects will be enrolled across all ED sites in Training Study B. The CRO, supported by SMD, will manage the execution of the clinical study throughout the duration of the training study B.

3.3.2.1	Clinical Training Study B Initiation Contract Negotiation

To initiate the Training Study B, the approved CRO will work with SMD Clinical team to initiate budget negotiations with up to ten (10) new Clinical Burn Sites and up to four (4) ED sites

3.3.2.2	Clinical Training Study B Initiation Contracts Documentation

IRB approved protocol: The CRO and SMD will collect approval of the institutional review board (IRB) at each of the additional sites selected and approved for participation in the Training Study B. Upon completed review, the IRB will provide approval via an approval letter which will be documented as part of the Trial Master File. Upon receipt of the IRB approval letter, the CRO and SMD CTM will ensure that Regulatory Binders are created, and that a monitoring plan is in place before initiation of the Training Study B. Updated protocol will be used for ED sites data collection

Update Study Site Training Materials: the CRO and SMD will provide standard and study–specific training for clinical Site personnel at all new sites in multiple areas including: clinical protocol training, related SOP training, processes and procedures training, EDC training, data collection training, SAE training, human subject protection training. A training log will be generated to document training performed at Clinical Sites.

3.3.2.3	Clinical Training Study B EDC and Other Supporting Agreements

Pathology laboratory agreement: SMD and the CRO will revise the contractual agreement with Cockerell pathology laboratory to include pathology reports for new clinical sites.

EDC Configuration: SMD will deploy the EDC to all new clinical sites.

Truthing SOP. CRO will share the standard operating procedure (SOP) for training members of the truthing panels with all new sites. SMD will train reviewers to ensure all truthers meet standards defined in SOP.

3.3.2.4	Clinical Training Study B Site Initiation Visit (SIV)

SMD clinical team and the CRO will attend the SIV at all new clinical sites in order to provide the necessary training (CTM/CRO) on procedures and the clinical protocol to ensure successful conduction of the Training study, which includes: image collection; biopsy collection; wound healing assessment; Clinical Judgement Annotation; EDC training; and training of the truthing panel according to the Truthing procedure. SMD and the CRO will provide answers to any medical questions related to performance of the trial and review the Investigator Site File to ensure all necessary documentation has been collected and prepared prior to study initiation. The Training Study PIs will be introduced to and trained on the truthing software tools as needed in preparation for their initial truthing. Following the SIV, an SIV report shall be prepared and submitted to BARDA. Upon completion of the SIV report, and ensuring that all required documents are accurate and complete, the clinic shall receive SMD approval (“Go Letter”) to begin screening and enrolling subjects in the Training Study B. During the SIV, SMD shall ensure the study devices have been cleared for use in the hospital setting by the Clinical Site Biomedical Engineering department. Once the SIV is complete, each site can begin enrolling subjects.

Training will be documented in the training log.

3.3.2.5	Training B Clinical Study Monitoring

Upon completion on the SIV and approved Go letter issued to each new Training Study Clinical Site, subjects will be enrolled per the Training clinical protocol for data to be collected to train the algorithm.

Routine onsite monitoring visits (RMVs) will be scheduled approximately monthly by the CRO during the study at all Training Study B clinical sites to ensure that the Training Study Site is following Good Clinical Practice (GCP) guidelines. In-person meetings shall be held with the CRO and study investigators at the study Site at key time points to ensure subjects are enrolled appropriately and data is collected in accordance with the protocol, per the Training Study Monitoring Plan. These monthly monitoring visits will include Regulatory Management and Quality Assurance activities. The CRO responsibilities will include maintenance of the Trial Master File (TMF), regular communication with the study PIs, ensuring enrollment is on pace, and ensuring that all data is collected according to the study protocol. The CRO will coordinate with SMD CTM, CMO and the Chief Scientist to ensure data is collected in a manner that is useful to the Data Analysis team. Any protocol adjustments or revisions will be overseen by the Clinical Affairs Director (in consultation with the Chief Scientist and CEO/CMO to ensure that changes do not negatively affect the activities of the Data Analysis team and medical requirements) and communicated to the CRO for IRB approval. Any proposed clinical protocol revisions will be submitted to BARDA for discussion, and a gate check with BARDA must be cleared before the protocol revision can be submitted to the Training Study Site for review. Remote and on-Site monitoring activities during the duration of the Training Study B enrollment at each Training Study Site will include the following:

i.	Monitor source documents to electronic data capture system for completeness and accuracy through verification of subject records and source documentation. Verify that all subjects meet inclusion/exclusion criteria and ensure proper informed consent.
ii.	Review all source records for patient safety and ensure complete documentation of all subject safety events;

iii.	Review regulatory binder to ensure complete, accurate, and up-to-date regulatory compliance at the Site.
iv.	Ensure compliance with protocol and all required guidelines;
v.	Provide Sites with necessary study supplies and develop a replenishment process;
vi.	Train Site personnel on study procedures and provide documentation of training. Ensure that study personnel are qualified by experience and training to perform assigned tasks. Conduct ongoing training and refresher courses as needed throughout the course of the study;
vii.	Ensure investigator involvement in the study and Institutional Review Board/Ethics Committee oversight;
viii.	Follow through after visits to see that all outstanding requests/needs are fulfilled;
ix.	Raise issues of significance to the appropriate level for resolution;
x.	Help Site navigate informed consent issues and support Institutional Review Board approval process;
xi.	Continued maintenance of the Investigator Site File and the Trial Master File (updated CVs, current licenses, Delegation of Authority, screening and enrollment logs);
xii.	Safety event reporting and follow-up.

3.3.2.6	Clinical Training Study B Truthing Sessions

The SMD clinical team will coordinate with independent truthing surgeons and attend truthing sessions for all enrolled subjects to ensure adherence to the Clinical Training Study protocol. Truthing sessions may be combined whenever possible to truth multiple subjects simultaneously. SMD will assist in preparing a truthing packet that will include all the clinical data needed for the truthing panel to complete the truthing session with no interference with the decisions made by the truthing panel. SMD will record image feedback and image quality reporting upon completion of the truthing session. SMD will ensure data transfer back to the SMD facility, for the Algorithm Team to use the data for analysis.

3.3.3	Device Support for Training Study B.

SMD will support the imaging devices deployed in the training clinical study including additional 4 ED sites. This includes: device deployment; field service boxes; device updates to address bugs or efficiency issues in software and hardware; and field service visits.

3.3.3.1	Device deployment.

SMD’s engineering team will ensure that the DV-SSP Engineering Prototype devices at all 15 training study burn centers and additional 4 ED sites are calibrated and functional throughout the duration of the Training Study B. This includes deploying 1 DV-SSP Engineering Prototype device at each of the clinical study centers prior to the SIV.

3.3.3.1	Field Service Box (FSB)

Field Service Boxes for the DV-SSP devices to be deployed to new clinical sites including ED sites will be assembled and utilized during routine device maintenance.

3.3.3.2	Device Updates to Facilitate Clinical Training Study B

SMD will perform engineering and software modifications to fix software bugs or introduce new features to the investigational devices deployed at the Clinical Training Study sites including ED sites. Feedback and issues reported by clinical study site personnel or other sources with the device hardware or software will be recorded. Feedback will be entered into SMD’s ticket tracking system and subsequently addressed. Changes to the DV-SSP investigational devices or any calibration or maintenance procedure will be documented into SMD’s quality system. Upon release of a device update, the field service team will implement the update on the devices located at the clinical study Sites including ED sites.

SMD shall make BARDA aware of any intended major change to the devices that would affect patient evaluation for generating clinically relevant images at least 5 business days prior to implementation.

3.3.3.3	Field Service Visits

The DV-SSP device maintenance and calibration will be conducted on devices deployed at the clinical study Sites. This will occur during routine Field Service Visits by SMD’s engineering team. Field Service Visits will occur between 30 and 60 days for each active clinical study Site including ED sites, or less often if SMD updates calibration procedures based on demonstrated tests. SMD will also perform service on an as-required basis. Upon completion of these visits, SMD will prepare and submit a field service report, based on the DV-SSP preventive maintenance and calibration protocol.

3.3.4	DV-SSP Algorithm

3.3.4.1	Updates to the Training Study Data Analysis Plan

During the Training study, the Algorithm Team will update the Training Study Data Analysis Plan if necessary, based on outcomes of Option 1-A. This plan includes detailed descriptions of the analysis methods employed to investigate the training study objectives:

i.	Collect data representative of the intended use population to finalize training of the DeepView image processing algorithm for assessing burn-healing potential; and
ii.	Clinical Judgment Annotations and Validation Study Sample size estimation.

3.3.4.2	Data Management

Throughout the Clinical training study B, the Algorithm Team will maintain a database of all image and non-image data collected. Prior to entering new image data into the database, the Algorithm Team will verify the ground truth masks are correct by following SMD’s internal mask verification procedure.

3.3.4.3	DV-SSP Algorithm Machine Learning Algorithm Development and Final Report.

SMD will conduct a second iteration of Machine Learning algorithm development for the DV-SSP during Clinical Training Study B. The result of this work will be the completion of the Algorithm Training Study Final Report and locking (i.e., freeze) of the ML algorithm in preparation for Algorithm Validation in contract Phase III (Option 2).

3.3.4.4	Clinical Protocol for Algorithm Validation Clinical Study

Based on the Training Study data analysis, study Site device user feedback, as well as additional clinical information from non-burn clinicians and in collaboration with the clinical study Site PIs and BARDA, SMD will develop an IRB protocol for the Algorithm Validation Clinical Study that will take place after completion of Option I.

3.3.4.5	DV-SSP Algorithm programming.

The Algorithm Team will continue to update the analyses that are scheduled to be performed with the Algorithm Training Study data. These programs will be tested and reviewed for errors. During this time, the Algorithm Team will also be optimizing algorithm performance and maintaining a database of all image data collected from the Algorithm Training Study. Upon transfer of the data to this database, SMD will author and release the Algorithm Training Study Final Report at completion of Option 1B.

3.3.5	Evaluation of ED Data

Objective: The algorithm team will use the data obtained from ED environment to determine whether one algorithm can be used for patients in either the ED or Burn Unit, or that a separate algorithm is needed for each environment.

Task: This question will be answered by investigating whether ED data can be pooled with Burn Center data so that one algorithm can be used for both use environments. Pooling the data from both the ED and Burn Unit is both desirable and feasible.

To investigate pool-ability of the ED data we will investigate whether there is a difference in algorithm performance on images of burns collected in the ED compared to burns collected in the Burn Unit. Algorithm performance will be investigated by adding an additional variable (i.e., ‘Image Environment’ with two levels: ED, and Burn Unit) to the generalized linear mixed-model (GLMM) model used to evaluate the Primary Objective of the Training Study.

Deliverable: Feasibility of one DeepView algorithm for both use environments by investigation of the pool-ability of ED and Burn Unit with the addition of 20 subjects’ data collected in the ED.

Criteria for success: Determination of a single algorithm or a separate algorithm to add ED as a use environment.

3.3.6	BIAS Study for Evaluating ED user group performance

SMD will conduct Burn Image Assessment Study (BIAS) at AAEM and ACEP conference to evaluate ED user group performance on burn image evaluation. After data collected, SMD will analyze the resulting study data as an input to Establish current clinical benchmark for ED burn healing assessment.

Objective: Estimate the accuracy (i.e., sensitivity and specificity) of standard-of-care burn assessment in the ED.

Task: Spectral MD will need to obtain an estimate of the accuracy of burn assessment in the ED as a benchmark to compare the DeepView burn assessment. This comparison is needed for regulatory requirements and marketing materials for the DeepView device.

The benchmark will be computed as a result of the Burn Image Assessment Study (BIAS). The BIAS study will be conducted at least two professional meetings of Emergency Physicians and Emergency Providers (AAEM and ACEP in 2022). The data from this study will be analyzed to quantify the sensitivity, specificity, etc. of these clinicians. These results will be developed into a scientific manuscript and validated using the peer review process.

Deliverable: Estimated burn assessment accuracy of emergency providers through analysis of the BIAS study conducted.

Criteria for success: Completion of the BIAS study and a scientific manuscript submitted for peer review.

3.3.7	Option 2 Validation Clinical Study Sites Initial Screening and Assessment.

SMD and the CRO will initiate assessments of the current 10 clinical sites to be used in the next phase of the Contract (Validation Study).

3.4	Device Design (WBS 3.4)

3.4.1	Electronic Health Record (EHR) Interoperability Development and Validation

During Option 1-B, SMD will work with Medical device connected solution partner to define EHR interoperability and HIPAA/GDPR compliance requirements and conduct cybersecurity risk analysis. The solution partner will also work together with SMD on the implementation and development of interoperability with EHRs using HL7 and FHIR.

Objective: Adding the functionality to enable the DeepView System to interact with a hospital or clinic EHR system using industry standard interfaces (HL7, FHIR). To add this functionality SMD will perform cybersecurity risk analysis, work with medical device connected solution partner to define EHR interoperability and HIPAA/GDPR compliance requirements, design and implement the bi-directional EHR connectivity, and verify the design and implementation against the industry standards as well as against testing tools of commonly used EHR systems (Epic, Cerner). The DeepView system will also be validated through pilot integrations to be performed at selected hospital sites. These pilot integrations will be used to validate the implementation of the EHR interoperability in the use environment.

Deliverables: During this project the following will be delivered: risk analysis, implementation of the connectivity functions within the DeepView System, Verification of EHR connectivity functionality, and Validation of the interoperability through pilot integrations.

Success Criteria: During the pilot integrations at the hospital sites, the EHR connectivity functionality successfully demonstrates interoperability between the DeepView System and hospital Electronic Health Records.

3.4.2	60601 Testing of Production Equivalent DV-SSP Devices

During the Clinical Training Study A under Option 1-A, SMD will have collected feedback from the clinical users on the DV-SSP Process Controlled EP Manufacturing Devices. Any design changes will need to be evaluated and testing may need to be performed in Option 1-B to validate the design change(s).

During Option 1-B, SMD will use a DV-SSP Process Controlled EP device manufactured during the Option 1-A contract to complete a subset of Safety Testing and EMI/EMC Testing to meet 60601 requirements, as required, based on the design changes made to the design under Option 1-A.

The 60601 Standards testing will take place at the approved Test Laboratory facility. Prior to developing and performing standards testing, a contract will be negotiated between SMD and the selected testing facility. SMD will work with the Test Laboratory to identify the required subset standards testing procedures that apply to the DV-SSP Process Controlled EP device. The contracted Test Laboratory will develop the required plans and paperwork for 60601 standards testing. These documents will be approved with SMD prior to testing.

The contracted Test Laboratory will conduct standards testing using a DV-SSP Process Controlled EP device(s).

Standards testing data will be analyzed, a test report will be generated, and results will be reviewed by SMD prior to approval.

3.4.3	DV-SSP PE Engineering Verification and System validation.

3.4.3.1	DV-SSP Verification

Device verification will be carried out on DV-SSP components that are obtained from qualified suppliers. Optical, Mechanical, Electrical, and Software components of the DV-SSP device will undergo formal Engineering verification. Verification plans and verification protocols will be authored to include the testing procedures and pass/fail criteria and will be reviewed by quality and engineering prior to execution. Verification testing will be conducted, results analyzed, and verification reports authored. Verification reports will be reviewed by quality and engineering prior to approval.

3.4.3.2	DV-SSP Validation Plan.

Following completion of DV-SSP Pre-verification and Pre-validation, a plan for device Engineering Verification and System Validation will be authored. This plan will outline the pass/fail criteria necessary to evaluate the go/no-go milestone at the conclusion of this contract Phase II (Option 1-B). All design controls documentation for the DV-SSP device will be reviewed, updated, and approved.

3.4.3.3	DV-SSP Packaging Design.

Engineering will develop final packaging designs, order packaging design prototype materials, perform preliminary testing on prototype packaging, and complete the design of the DV-SSP packaging.

3.4.3.4	DV-SSP System Lock-down and Final Design Review

A final design review will be performed following completion of all design activities. This will result in a formal design lock (i.e., freeze) in preparation for device validation to take place in contract Phase III (Option II).

3.4.4	Contract Manufacturing

SMD will work with the Contract Manufacturer to ensure DV-SSP devices (9) are available to support ED sites for expanded training study in ED setting and additional Pediatric sites to ensure successful completion of Pediatric enrollment.

Following successful testing, SMD will work with the Contract Manufacturer selected and approved in the Base phase contract to modify/retrofit (10) plus spare(s) DV-SSP Investigational Devices into DV- SSP PE Devices for the 10 clinics for the Algorithm Validation Study.

3.4.5	DeepView Production validation for cGMP Manufacturing Process

After DeepView hardware and Software lock-down, SMD will work with Cobalt to start to perform a production validation build to be fully prepared to manufacture DeepView Devices in production volumes. The work will be conducted in 3 phases:

Phase 1: Manufacturing Ramp for Production Validation

Cobalt will work with SMD to develop systems and processes to build the DV-COM system. Cobalt will perform a validation build at the completion of the manufacturing ramp process. Additionally, Cobalt will perform any necessary IQ, OQ, and PQ in order to assemble the device. SMD will deliver Validation report for the production process.

Phase 2: Procurement, Supply Chain Management, & Materials Management for Production Validation

Cobalt will procure and manage materials for the DV-COM system as well as supply chain management throughout the manufacturing workflow to validation the DeepView production line for volume manufacturing.

Phase 3: Assembly Process Development for Production Validation

Cobalt will provide assembly services on the DV-COM system and will have completed Devices, Pricing Structure for Commercial Quantities.

DeepView production validation will be completed after all 3 phases successfully conclude. SMD will have validated manufacturing process under cGMP for scaled production at Cobalt, 1,000-1,200 units per year.

3.4.6	Quality Assurance.

Activities will be similar to the Option 1-A Quality activities. Internal audit of the SMD QMS will be performed by a qualified independent third party per the approved Quality Audit Plan to evaluate our current level of compliance to 21 CFR 820 and specific areas. These audits will allow SMD to correct any gaps or areas of concern within its QMS.

3.5	DeepView Market Research

3.5.1	Market Analysis Update

SMD will prepare a Burn and Wound Market Analysis will be updated and used to drive updates to the existing User Requirements document.

3.5.2	DeepView Burn Commercialization Plan Development

SMD will prepare a Market Release Plan for the device to explore distribution channels such as strategic partnerships. As part of these efforts to prepare for Market release, a product strategy shall be understood and developed. SMD has been developing DeepView as one unique and versatile platform to fulfill the needed clinical applications beyond burn care, which include Diabetic Foot Ulcers and Chronic Wounds and Amputations,. SMD believes that a widely acceptable device will provide a Medical Counter Measure in the event of a mass casualty catastrophe and will communicate the product strategy for the applications beyond burn care into the reports to be delivered to BARDA. In this way, the DeepView deployment and utilization during Mass Casualty event can be fully understood and planned to serve BARDA’s purpose

3.5.3	Group of Initial users to champion post market study.

A plan to propose an initial group of users to champion DeepView post market will be prepared with a focus on disseminating data to clinical communities and to assemble a group of initial device users that will champion the first post-market clinical studies with the technology.

3.5.4	Reimbursement and market access strategy and roadmap

SMD will enroll the support of an experienced firm to develop a robust market access strategy to define and articulate the optimal reimbursement pathways for DeepView immediately upon post-FDA-clearance, and also for long-term market access, and the required investment in clinical and commercial activities to achieve market access success. This strategic plan for market access will include risks and opportunities identified, and with a defined pathway to coverage and payment by US insurers upon FDA-clearance/commercialization. This strategy will include the following components:

o	Coverage: SMD will assess how current coverage policies for burn wound treatment address the diagnostic tools used in decision pathways for burns treatments
o	Coding: SMD will identify the clinical settings for the device as well as care report services for reimbursement with CPT procedure codes, which pay for physician services, and which also are linked to payments to the identified facilities. SMD will study current CPT coding carefully to determine if the descriptions fully encompass DeepView’s advanced diagnostic processes, and if the fee structure reflects these accordingly. This will require significant planning and collaboration with specialty medical societies.
o	Payment and Spectral MD’s pricing strategy and revenue generation model.

Table 11 – Deliverables for Option 1-B Phase

WBS #	Task Name	Deliverable	Success Criteria	Timing	Phase
3.1.1.1	Crossed Linked SOW and WBS	Crossed Linked SOW and WBS Option 1-B	SOW and WBS are updated to reflect Option 1-B contract scope and are agreed upon by BARDA	Q3 2021	Option 1-B
3.1.1.2	IMS Preparation	Updated Integrated Master Schedule Option 1-B	Integrated Master Schedule is updated to reflect Option 1-B contract scope and is agreed upon by BARDA	Q3 2021	Option 1-B
3.1.1.4	Risk Management Plan Preparation	Risk Management Plan	Risk management plan is approved by BARDA	Q3 2021	Option 1-B
3.1.2.5	Monthly Reports, Financial Reports and Invoices	Monthly Report, Direct Labor Invoice and Invoice for all Other Costs.	Monthly report to summarize monthly progress is submitted to BARDA, Invoice for Direct labor, Invoice for all other Costs.	Monthly	Option 1-B
3.2.3	Pre-Submission Meeting S008	Pre-submission package to FDA	Pre-submission package is submitted to FDA, feedback is received from FDA, meeting with FDA is conducted and Meeting minutes are shared with BARDA.	Q2 2023	Option 1-B
3.3.1	CRO	Contract With Approved CRO	COA approved by BARDA and contract signed with CRO	Q1 2022	Option 1-B
3.3.2.1	Contract with Clinical Site Training Study B	Contract signed with Clinical Sites for Training Study B	COA request approved by BARDA and Contract in place with clinical sites for Training Study B	Q3 2022	Option 1-B
3.3.2.2	Training Study B Initiation Contracts Documentation	Training Study B Clinical Protocol	Training Study B clinical protocol is approved by Clinical Site IRB at each new clinical Site	Q3 2022	Option 1-B

WBS #	Task Name	Deliverable	Success Criteria	Timing	Phase
3.3.2.4	Training Study B Clinical Site Initiation Visit (SIV) at new clinics	SIV Go-Letter for new clinics for Training Study B	SIV Go Letter is issued by SMD to each Training Study B Clinical Site	Q3 2022	Option 1-B
3.3.3.4	Field Service Visits for Training Study B	Devices maintenance and field service protocol for Training Study B	Preventive maintenance and calibration of DV-SSP devices in clinic for Training Study B	Every 30 to 60 days	Option 1-B
3.3.4.1	Training Study B Data Analysis Plan	Plan detailing analysis methods to be employed to investigate the Training Study B objectives.	Analysis methods for all Training Study B study objectives are established and agreed upon.	Q1 2022	Option 1-B
3.3.4.3	Training Study B Data Analysis Report	This report will contain results for the Algorithm Training Study B, which is the second part of the two-part training study and results collected in ED setting	Lock down (i.e., freeze) of the ML algorithm in preparation for Algorithm Validation in contract Phase III (Option 2).	Q3 2023	Option 1-B
3.3.4.4	Clinical Protocol for Algorithm Validation Clinical Study	Clinical Protocol for Algorithm Validation Clinical Study	The clinical protocol for Algorithm Validation Study is discussed and approved by BARDA	Q2 2023	Option 1-B
3.3.5	Evaluation of ED Data	Feasibility of one DeepView algorithm for both use environments by investigation of the pool-ability of ED and Burn Unit with the addition of 20 subjects’ data collected in the ED.	Determination of a single algorithm or a separate algorithm to add ED as a use environment.	Q2 2023	Option 1-B

WBS #	Task Name	Deliverable	Success Criteria	Timing	Phase
3.3.6	BIAS Study for Evaluating ED user group performance	Estimated burn assessment accuracy of emergency providers through analysis of the BIAS study conducted.	Completion of the BIAS study and a scientific manuscript submitted for peer review.	Q2 2023	Option 1-B
3.4.1	Electronic Health Record (EHR) Interoperability Development	The risk analysis, implementation of the connectivity functions within the DeepView System, Verification of EHR connectivity functionality, and Validation of the interoperability through pilot integrations.	During the pilot integrations at the hospital sites, the EHR connectivity functionality successfully demonstrates interoperability between the DeepView System and hospital Electronic Health Records.	Q2 2023	Option 1-B
3.4.3	Verification of Design Inputs	Summary of the verification testing results for the final DV- SSP device.	DV-SSP Investigational Device final design inputs are verified. The system is ready for use in clinic for Validation Study	Q3 2022	Option 1-B
3.4.3	DV-SSP Device Engineering Verification and System Validation plan	Plan for final DV-SSP device Verification and Validation will be authored	This plan will outline the pass/fail criteria necessary to evaluate the go/no-go milestone at the conclusion of this contract Phase II (Option 1-B).	Q2 2022	Option 1-B
3.4.3	DV-SSP Packaging Design	Final packaging designs for the DV-SSP device.	Final packaging designs, order packaging design prototype materials, perform preliminary testing on prototype packaging, and complete the design of the DV-SSP packaging.	Q2 2023	Option 1-B
3.4.4	DV-SSP Devices for Validation Study	Ten (10) DV-SSP Devices Built for Validation Study	10 DV-SSP are ready for Clinic for Validation Study	Q2 2023	Option 1-B

WBS #	Task Name	Deliverable	Success Criteria	Timing	Phase
3.4.5	DeepView Production validation for cGMP Manufacturing Process	Validated manufacturing process under cGMP for scaled production at Cobalt, 1,000- 1,200 units per year	Successful audit of DeepView manufacturing process under cGMP at Cobalt	Q2 2023	Option 1-B
3.5.2	Burn Commercialization Plan Development	Burn Commercialization Plan	Stakeholders in alignment with the Burn Commercialization Plan	Q2 2023	Option 1-B
3.5.4	Reimbursement and market access strategy and roadmap	Reimbursement and market access strategy and roadmap	A robust analysis that identifies optimal reimbursement pathways for DeepView immediately upon post-FDA-clearance, including: coverage, coding and payment and Spectral MD’s pricing strategy and revenue generation model.	Q2 2023	Option 1-B

Phase II (Option 1) Objectives

Option 1-A Objectives

Objective: Manufacture DV-SSP Process Controlled EP devices based on clinical user feedback to deploy in Clinic for Training Clinical Study B.

Deliverable: Completed design of the ML algorithm, optical, hardware, and software components of the DV-SSP device. Cost effectiveness analysis report for DeepView is submitted.

Go/No-Go: At the conclusion of the Option 1-A of the contract, Spectral MD will have final Specification documentation for the DV-SSP device, which will have been reviewed, updated, and approved during a Design Review. In addition, DV-SSP will be ready for deployment to clinical sites for Clinical Study B, and Spectral MD will have completed enrollment of approximately 100 study subjects at up to 5 clinical sites.

Option 1-B Objectives

Objective: Finalize design of the DV-SSP device, complete DV-SSP validation and verification, in preparation for validation study. Receive FDA feedback on S008 pre-submission.

Deliverables: Completed design of the ML algorithm, optical, hardware, and software components of the DV-SSP device. Feedback received from FDA on pre-submission package S008.

Go/No-Go Criteria: Results from Algorithm Clinical Training Study and DV-SSP Design efforts demonstrate the DV-SSP device has completed design verification and are expected to meet criteria outlined in validation testing plans. At the conclusion of the Option 1-A and Option 1-B of the contract, Spectral MD will have completed enrollment of approximately 250 study subjects at up to 15 clinical sites including 4 ED sites. Multiple algorithms will have been tested to determine the optimal (locked-down) algorithm selected for the upcoming Validation study. The data from the training study will allow the estimate of the proper number of subjects for the Validation study in Option 2. The ED data will help prepare ED use Specific data development plan. DeepView The visual output for the device will have been finalized. The device will have EHR interoperability validated onsite. The DeepView manufacturing process will be production validated under cGMP. In addition, SMD will have received FDA feedback on the pre-submission S008 in support for a final market approval submission.

4.	OPTION 2 (PHASE III: DEVICE VALIDATION CLINICAL STUDY)

Objective: The Option 2 portion of the contract will permit Spectral MD to enroll a sufficient number of study subjects at multiple clinical sites to validate the algorithm that was optimized and selected in Option 1. The validation data obtained during Option 2 will be submitted to the FDA for the final approval process and commercial release. In addition, the final manufacturing process to produce devices for commercial sales will have been optimized specifically for the FDA-cleared product.

SMD shall perform the following tasks and subtasks in accordance with the agreed upon IMS which shall further detail the conduct of the specific tasks and subtasks.

4.1	Program Management (WBS 4.1)

4.1.1	Option 2 Initiation and Planning.

The Option 2 Initiation and Planning scope in Phase III is consistent with Option 1 Initiation and Planning scope in Phase I.

4.1.2	Project Monitoring and Tracking.

The project monitoring and tracking scope in Phase II is consistent with project monitoring and tracking scope in Phase I.

4.1.3	Federal Reporting.

The Federal Reporting scope in Phase II is consistent with Federal Reporting scope in Phase I.

4.1.4	Operations Management.

The Operations Management scope in Phase II is consistent with the Operations Management scope in Phase I.

4.1.5	Contract Close-out Review w/ BARDA.

SMD will participate in activities required for contract close-out with the contract sponsor.

4.2	Regulatory (WBS 4.2)

4.2.1	Regulatory Plan Update.

SMD will update the existing Regulatory plan.

4.2.2	US Regulatory Submissions

4.2.2.1	Submission Preparation.

SMD will prepare a pre-market notification package to the FDA-CDRH for the DV-SSP device. This package will be completed following completion of all device validation processes.

4.2.2.2	Submit pre-market notification to FDA-CDRH.

The pre-market notification will be approved by stakeholders and submitted to the FDA-CDRH.

4.2.2.3	FDA-CDRH Review.

During the process of pre-market notification review by the FDA-CDRH, SMD will conduct work related to any inquiries or deficiencies requested by submission reviewers. This may include conducting more testing, providing additional test results, and updating labeling.

4.3	Algorithm Validation Clinical Study (WBS 4.3)

4.3.1	IRB Protocol Update and EDC Review.

In collaboration with the CRO, SMD will review the Algorithm Validation Clinical Study Protocol, EDC, and make changes according to stakeholder feedback and clinical feedback.

4.3.2	Study Sites 1 through 10.

Clinical study Sites that were involved in the Algorithm Clinical Training Study from the previous contract Phase II (Option I) will participate in the Algorithm Validation Clinical Study. Devices built using the qualified manufacturing process at the contract manufacturer will be obtained and deployed at these study Sites. Sites will initialize enrollment and collect data. The CRO, with the aid of SMD’s Clinical Team, will monitor study progress. Throughout the lifetime of the study, SMD will maintain and calibrate devices according to defined procedures.

4.3.3	Algorithm Validation

4.3.3.1	Validation Clinical Study data management.

Algorithm Validation Study data will be reviewed and stored in a database managed by SMD.

4.3.3.2	Algorithm Validation.

The Algorithm Validation Plan will be reviewed and updated. A protocol for algorithm validation will be authored and approved. Once the algorithm validation data set has been obtained from the clinical study Sites, SMD will perform validation testing. Modifications to the algorithm determined in contract Phase II (Option I) cannot be made to improve results from the validation data. Upon completion, a validation report will be generated and reviewed prior to release into the quality system.

4.4	DV-SSP Development (WBS 4.4)

4.4.1	Documentation Update (Requirements, Specifications, Design Plan, and Risk Management File).

Engineering will review and, if required, update existing DV-SSP documentation including: requirements; specifications; validation plan; and Risk Management File.

4.4.2	Supplier Activities.

Suppliers of materials and equipment for manufacturing of the DV-SSP device will be reviewed and updated agreements will be put in place. Supplier contracts will be updated.

4.4.3	Manufacturing Validation Plan (MVP).

SMD will review the processes in the manufacturing of the DV-SSP device and identify processes and equipment that will require installation and process validation. A plan will be developed for the validation of these processes.

4.4.4	Contract Manufacturing

4.4.4.1	Prepare for Manufacturing.

To prepare for manufacturing of DV-SSP devices, SMD will work with the contract manufacturer to revise existing receiving and incoming inspection procedures, and order device components from qualified suppliers. Components will be inspected, and an inventory of qualified components will be generated.

4.4.4.2	Process Development and Qualifications.

The manufacturing process will be developed and qualified. Process equipment will be built and debugged at the contract manufacturer. Installation Qualifications (IQ), Operational Qualifications (OQ), and Process Qualifications (PQ) will be generated.

4.4.4.3	Pre-Production Build (devices for clinical validation).

Following process development and qualification, 25 DV-SSP devices will be manufactured for Verification and Validation testing.

i.	Two devices will be built for 60601 Validation testing
ii.	Two devices will be built for Human Factors Validation
iii.	One device will be built for Market Validation
iv.	Twenty (20) devices will be built for the Algorithm Validation Clinical Study

4.4.5	DV-SSP Human Factors Validation

4.4.5.1	Human Factors Plan.

Human factors verification and validation will be planned, and a protocol developed that will involve the study of device use scenarios by end users in the use environment to include burn and wound centers, outpatient and inpatient surgical Sites.

4.4.5.2	Conduct Formal Usability Testing (Verification & Validation).

In a Site designed to mimic conditions of the clinical use case scenario, SMD will perform human factors testing with providers that meet the characteristics of the device user group. Production equivalent DV-SSP devices will be obtained for human factors testing.

4.4.5.3	Usability Engineering Report.

Data from human factors testing will be analyzed and documented into a Usability Engineering Report. This report will be reviewed, including by members from Quality, prior to acceptance.

4.4.6	DV-SSP 60601 Standards Compliance Testing

4.4.6.1	Negotiate Contract with Test Laboratory.

Standards testing will take place at an approved Test Laboratory. Prior to developing and performing standards testing, a contract will be negotiated.

4.4.6.2	Identification of Applicable Standards.

SMD will work with the Test Laboratory to identify the standards testing procedures that apply to the DV-SSP device. They will include, but are not limited to, IEC 60601-1 testing including areas such as electromagnetic safety, and drop and/or tip testing.

4.4.6.3	Verification and Validation Plan and Protocol Development.

The contracted Test Laboratory will develop the required plans and paperwork for standards testing. These documents will be approved with SMD prior to testing.

4.4.6.4	Standards Testing.

The contracted Test Laboratory will conduct standards testing.

4.4.6.5	Standards Compliance Report.

Standards testing data will be analyzed, a test report will be generated, and results will be reviewed by SMD prior to approval.

4.4.7	DV-SSP Labeling

4.4.7.1	Device and package Labeling Design and Verification.

Labeling text will be authored, and Label Artwork will be designed in collaboration with a design firm. Label translations for additional languages will be performed where necessary. Labeling designs will be applied to devices and packaging materials in a pre-production lot. Labels will be verified.

4.4.7.2	Instructions for Use (IFU).

The draft IFU will be reviewed and finalized in English language. In collaboration with a design firm, IFU formatting, artwork, printing, and binding processes will be developed. IFU Translations into additional languages will be performed as necessary. A pre-production order will be placed and the IFU will be approved.

4.4.8	Phase III (Option II) Review

4.4.8.1	Prep for Phase III Review.

DV-SSP device and documentation will be compiled. These include but are not limited to: verification and validation testing results for the optical, mechanical, electrical, algorithm, and software subsystems; the manufacturing process validation; human factors usability testing; standards testing; and labeling.

4.5	DeepView Burn and Clinical Market Engagement (WBS 4.5)

4.5.1	Product Launch Plan Update.

The existing Launch Plan will be updated based on market feedback. Details on the following will be researched and provided: estimates of device quantities by US regions; sales force training overview will be planned; and a sales force roll out plan will be developed.

Phase III (Option 2) Objectives

Objective: DV-SSP device ready for sale in US including: clearance from FDA-CDRH; GMP manufacturing capabilities; and marketing roll-out plan.

Deliverable: ML algorithm for burn healing assessment validated on independent set of human burn images; DV- SSP device clearance from FDA-CDRH; GMP manufacturing capabilities; and marketing roll-out plan.

Contract Output: At the conclusion of the BARDA-sponsored contract, Spectral MD will have an FDA- cleared, burn imaging device with the optimized algorithm that has been trained and successfully tested on a broad spectrum of subjects from pediatric to adults. In addition, Spectral MD would have obtained market feedback to promote commercial viability of the FDA-cleared device which also would meet the preparedness goals of BARDA and the USG.

Other Items

Facilities, Equipment and Other Resources. (Contract: Section J)

The Contractor shall provide equipment; facilities and other resources required for implementation of the SOW to comply with all Federal and HHS regulations in:

●	The humane care;

●	The acquisition, handling, storage and shipment of potentially dangerous biological and chemical agents, including Select agents under biosafety levels required for working with the biological agents under study;

Design and conduct of clinical trials in humans under GCP.